ASSET PURCHASE AGREEMENT
BY AND AMONG
SHILOH DIE CAST MIDWEST LLC
AND
contech castings, LLC
and
Contech castingS real estate holdings, llc

Dated as of June 11, 2013

Table of Contents

Page

ARTICLE I	DEFINITIONS

1.1	Definitions 1

ARTICLE II	PURCHASE AND SALE; Closing

2.1	Purchase and Sale 8

2.2	Excluded Assets 10

2.3	Assumed Liabilities 11

2.4	Excluded Liabilities 12

2.5	Non-Transferable Contracts and Permits 13

2.6	Purchase Price; Purchase Price Adjustment 13

2.7	Owned Real Property Closing Procedures 18

2.8	Closing 19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF Seller

3.1	Due Incorporation 21

3.2	Due Authorization 21

3.3	No Violation 21

3.4	Consents and Approvals; Governmental Authority Relative to This Agreement 22

3.5	Compliance With Laws 22

3.6	Title; Sufficiency. 22

3.7	Taxes 22

3.8	Permits and Licenses 23

3.9	Acquired Contracts 23

3.10	Insurance 24

3.11	Labor Matters; Benefit Plans and Benefit Programs and Agreements 24

3.12	Non-Governmental Consents 24

3.13	Employee Benefits 25

3.14	Litigation 25

3.15	Intellectual Property 26

3.16	Employees. 26

3.17	Real Property 26

3.18	Environmental Matters 27

3.19	Brokers and Finders 29

3.20	No Additional Severance 29

3.21	Fraudulent Conveyance 29

3.22	Computer Systems 29

3.23	No Liabilities 29

3.24	Customers 29

3.25	Suppliers; Raw Materials 30

3.26	Product Warranties 30

3.27	Absence of Certain Business Practices 30

3.28	Operation of the Business 30

3.29	Full Disclosure 31

3.30	Disclaimer of Additional Representations and Warranties 31

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Due Incorporation 31

4.2	Due Authorization 31

4.3	Consents and Approvals; No Violations 32

4.4	Purchaser’s Examination 32

4.5	Investigation; Limitation on Warranties. 32

4.6	Available Funds 33

4.7	Brokers and Finders 33

ARTICLE V	COVENANTS

5.1	Access to Information and Facilities 33

5.2	Preservation of Business 34

5.3	Efforts 34

5.4	Preservation of Records; Post-Closing Access and Cooperation 34

5.5	Employees and Benefits 34

5.6	Confidentiality 40

5.7	Public Announcements 41

5.8	Transfer Taxes 41

5.9	Information and Access 42

5.10	Operations 42

5.11	Negative Covenants 42

5.12	Governmental Approvals 43

5.13	Notices of Certain Events 43

5.14	Limited Shop Period 43

5.15	Non-Competition 44

5.16	Injunctive Relief 44

5.17	Update of Schedules 45

ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

6.1	Warranties True as of Present Date 45

6.2	Compliance with Agreements, Covenant and Disclosure Schedule 45

6.3	No Prohibition 46

6.4	Court Approval/Waiver 46

6.5	Receipt of Consents 46

6.6	Officer Certificates 46

6.7	Corporate Action 46

6.8	Acquired Contracts; Disclosure Schedules 46

6.9	Transfer Documents 47

6.10	UCC-3 47

6.11	Insurance Certificate 47

6.12	Environmental Site Assessments 47

6.13	Tax Escrow 47

6.14	General Escrow …………….48

6.15	Pension Benefit Guaranty Corporation 48

6.16	Bankruptcy Order Finality 49

ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF Seller

7.1	Warranties True as of Present Date 49

7.2	Compliance with Agreements and Covenants 49

7.3	No Prohibition 49

7.4	Pension Benefit Guaranty Corporation 49

7.5	Customer Agreements 50

ARTICLE VIII	SALE PROCESS

8.1	Sale Process 50

ARTICLE IX	TERMINATION

9.1	Termination 51

9.2	Expenses 52

9.3	Effect of Termination 53

ARTICLE X	SURVIVAL AND REMEDY; INDEMNIFICATION

10.1	Survival 53

10.2	Indemnification by Sellers 54

10.3	Indemnification by Purchaser 54

10.4	Intentionally Omitted 55

10.5	Third-Party Claims 55

10.6	Procedure for Other Claims 56

10.7	Indemnification Limits 56

ARTICLE XI	MISCELLANEOUS

11.1	Amendment 58

11.2	Notices 58

11.3	Waivers 59

11.4	Counterparts 59

11.5	Interpretation 59

11.6	Applicable Law 59

11.7	Binding Agreement 59

11.8	Assignment 59

11.9	Third Party Beneficiaries 60

11.10	Further Assurances 60

11.11	Entire Understanding 60

11.12	Jurisdiction of Disputes 60

11.13	WAIVER OF JURY TRIAL 61

11.14	Disclosure Schedule 61

11.15	Severability 62

11.16	Construction 62

11.17	Counterparts 62

11.18	Further Assurances 62

11.19	Access to Books and Records 62

11.20	Litigation Assistance 63

11.21	Bulk Sales Law Waiver 63

11.22	Accounts Receivable 63

11.23	Contech Trademarks and Tradenames 63

11.24	Dowagiac Tooling 63

SCHEDULES
[See Attached List]

EXHIBITS
[To come]

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made as of June 11, 2013, by and among Shiloh Die Cast Midwest LLC, an Ohio limited liability company (“Purchaser”), Contech Castings, LLC, a Delaware limited liability company (“Seller”) and Contech Castings Real Estate Holdings, LLC, a Delaware limited liability company (“Real Estate Seller”) (the “Seller” and the “Real Estate Seller” are sometimes collectively referred to herein as the “Sellers”). Certain capitalized terms used herein are defined in Article I.
W I T N E S S E T H:
WHEREAS, Seller is engaged in the conduct of the Business (as defined below) at the Facilities (as defined below);
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of the assets of the Business currently located at the Facilities, for the consideration and upon the terms and conditions contained in this Agreement;
WHEREAS, Purchaser further desires to assume from Seller, as part of the asset acquisition under this Agreement, only the specifically identified Assumed Liabilities (as hereinafter defined) related to the Business;
WHEREAS, Real Estate Seller is the wholly owned subsidiary of Seller which owns the Owned Real Property contemplated by this transaction and as such only represents and warrants as to certain specific items related to the Owned Real Property and the Real Estate Seller’s authority and organization as provided herein; and
WHEREAS, Purchaser acknowledges that Seller has additional manufacturing facilities and that the assets and liabilities associated with Seller’s additional manufacturing facilities and all Excluded Liabilities related to the Business and any and all liabilities of the Seller that are not Assumed Liabilities are not part of the transaction contemplated herein.
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for their mutual reliance, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.Definitions. The following terms shall have the following meanings for the purposes of this Agreement:
“Acquired Contracts” shall have the meaning set forth in Section 2.1(c).
“Acquired Intellectual Property Rights” shall have the meaning set forth in Section 2.1(m).
“Acquired Inventories” shall have the meaning set forth in Section 2.1(d).
“Acquired Personal Property Leases” shall have the meaning set forth in Section 2.1(g).
“Acquired Real Property Leases” shall have the meaning set forth in Section 2.1(f)
“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” shall mean this Agreement, including the Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.
“Alternative Arrangements” shall have the meaning set forth in Section 10.7(d).
“Alternative Transaction” shall mean any sale transaction of all or substantially all of the Purchased Assets, whether as a whole or on a plant-by-plant basis, to one or more purchasers simultaneously, consistent generally with the terms of this Agreement, to persons or entities other than the Purchaser or its Affiliates in accordance with the procedures set forth in Section 8.1.
“Applicable Laws” shall mean all laws, statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority applicable to Seller or the Business, including all fraudulent transfer, fraudulent conveyance and bankruptcy laws.
“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“Bankruptcy Case” shall have the meaning set forth in Section 5.6(c).“Bankruptcy Court” shall have the meaning set forth in Section 5.6(c).
“Bankruptcy Order” shall have the meaning set forth in Section 6.4.
“Benefit Plans” shall mean (i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a Multiemployer Plan,; and (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, share appreciation right, unemployment compensation plan, vacation pay, severance pay, bonus arrangement, health benefit plan, profit-sharing plan, death or disability plan or any other fringe benefit arrangements in each case in which any Employees participate.
“Bill of Sale” shall have the meaning set forth in Section 2.8(b)(i).
“Business” shall mean the business of die casting and machining motor vehicle parts, and further producing engineered high pressure aluminum die cast and machined parts for the automotive industry, as conducted by Seller at the Facilities, including the Dowagiac facility, as of the date of this Agreement.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other action of a Governmental Authority to close.
“Cash” shall mean the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of Seller, including checks and payments in transit and overdrafts.
“Clarksville Plant” shall mean the facility at 901 Alfred Thun Road, Clarksville, TN 37040.
“Closing” shall mean the consummation of the transactions contemplated herein.
“Closing Date” shall have the meaning set forth in Section 2.8(a).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances, hazardous materials or hazardous waste in, on or under the soil, groundwater, surface water or other environmental media to an extent that any Response Action is required by any Governmental Authority under any

Environmental Law with respect to such presence of Hazardous Substances, hazardous materials or hazardous waste.
“Designated Contacts” shall have the meaning set forth in Section 5.1(a).
“Disclosure Schedule” shall mean the Disclosure Schedule delivered by Seller to Purchaser after the execution of this Agreement, but prior to Closing, all as amended, modified or supplemented by Seller and Real Estate Seller in accordance with this Agreement and all as approved by the Purchaser in its sole but reasonable discretion.
“Employees” shall have the meaning set forth in Section 3.16.
“Environmental Claim” means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or liability or potential liability under or relating to any Environmental Law.
“Environmental Law” shall mean any federal, state or local statute, order, regulation or ordinance pertaining to the protection of the environment, public health, safety, natural resources, conservation or waste management and any applicable orders, judgments, directives, decrees, permits, licenses or other authorizations or mandates under such laws, each as in existence on the date hereof, including but not limited to RCRA, CERCLA, OSHA, The Clean Air Act and The Clean Water Act and all related local and state laws.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Net Working Capital” has the meaning given such term in Section 2.6(c)(i).
“Estimated Negative Net Working Capital Adjustment Amount” has the meaning given such term in Section 2.6(c)(i).
“Estimated Positive Net Working Capital Adjustment Amount” has the meaning given such term in Section 2.6(c)(i).
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Extended Representation and Warranty Indemnification Period” shall have the meaning set forth in Section 10.1(b).
“Facilities” shall mean that facilities leased by Seller from the Real Estate Seller who owns such leased Facilities and which are located at 5 Arnolt Drive, Pierceton, Kosciusko County, IN 46562; 901 Alfred Thun Road, Clarksville, TN 37040; 250 Adams Avenue, Alma, Gratiot County, MI 48801; 1200 Power Drive, Auburn, DeKalb County, IN 46706; and specifically excludes the Dowagiac, Cass County, MI 49047 facility.
“Final Closing Net Working Capital” has the meaning given such term in Section 2.6(c)(ii).
“GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time, consistently applied by Seller in accordance with its historical practices.
“Governmental Authority” shall mean any U.S., state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree, including but not limited to all Environmental Laws and all bankruptcy laws.
“Hazardous Substances” shall mean petroleum, any petroleum-based product, radon, flammable explosives, asbestos, polychlorinated biphenyls and any hazardous, toxic or radioactive substance, material or waste as such terms are defined, listed or regulated under any Environmental Law.
“Hired Employees” shall have the meaning set forth in Section 5.5(a).
“Indemnitee” shall have the meaning set forth in Section 10.5.
“Indemnitor” shall have the meaning set forth in Section 10.5.
“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and statutory invention registrations, including reissues, provisionals, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (b) trademarks (including the “Thintech” trademark/tradename), service marks, trade dress, trade names, logos (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing, any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (c) copyrightable works (including computer software source code, executable code, databases and related documentation and maskworks), copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; and (d) confidential and proprietary information, including trade secrets, unpatented inventions, data and know-how.
“Knowledge” shall mean, as applicable with respect to Seller and/or Real Estate Seller, the actual knowledge of Seller and/or Real Estate Seller, including their officers, directors, members, and the following management personnel: David Jaeger, George Hoffmeister, Myra Moreland, Brad Farver, Tom Sullivan and each plant manager of each Facility.
“Leased Real Property” shall have the meaning set forth in Section 3.17(b).
“Lien” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.
“Loss” or “Losses” shall mean any and all actually incurred out-of-pocket losses, liabilities, deficiencies, fines, costs, provable damages, penalties and reasonable and documented expenses (including incurred out-of-pocket reasonable and documented attorneys’ fees and expenses and litigation, settlement and judgment and interest costs), and any reasonable and documented legal or other expenses reasonably incurred in connection with investigating or defending any claims or actions but not including special, speculative, punitive, indirect, incidental, or consequential damages or damages relating to business interruption or lost profits (even if advised of the possibility thereof), and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in the calculating the amount of any Losses. All Losses shall be net of any other recoveries realized or to be realized by an Indemnitee and its Affiliates, including pursuant to Alternative Arrangements and any Tax Advantages.
“Material” for purposes of a breach or series of breaches under Sections 3.4, 3.8, 3.9, 3.11, 3.12, 3.14, 3.22 and 3.29 shall mean a single breach that results in a claim for damages of Twenty-Five Thousand Dollars

($25,000) or more; or a series of breaches and/or claims related thereto that add up to Twenty-Five Thousand Dollars ($25,000) or more.
“Material Adverse Effect” shall mean (A) a change, event or occurrence that has a material adverse effect on the financial condition or results of operations of the Business, or the Purchased Assets, or Disclosure Schedules, taken as a whole; and/or (B) a ruling, decision or order of the Bankruptcy Court that prohibits or restricts the consummation of the transactions contemplated by this Agreement; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would occur, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Business; (ii) the taking of any action required or permitted by this Agreement or the Related Agreements; (iii) the negotiation, entry into and announcement of this Agreement or pendency of the transactions contemplated hereby, including any suit, action or proceeding relating to the transactions contemplated hereby, (iv) the breach of this Agreement or any Related Agreement by Purchaser, (v) the taking of any action with the written approval of Purchaser, (vi) pandemics, earthquakes, tornados, hurricanes, floods and acts of God, (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (viii) any changes or prospective changes in applicable laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions; (ix) any existing event, occurrence or circumstance with respect to which Purchaser has actual knowledge as of the date hereof (including any matter set forth in the Disclosure Schedule); and (x) any adverse change in or effect on the Business that is cured before the earlier of the Closing Date and termination of this Agreement as set forth in Article IX;
“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of the Code.
“Net Working Capital” shall mean, as of a specified date and calculated as set forth on Exhibit A in accordance with GAAP consistently applied by the Seller prior to the Closing: (i) the sum of the dollar amounts, as adjusted for aged or potentially uncollectible or unrealized amounts, of the following current asset accounts of the Seller: accounts receivable, inventories, other agreed to current assets and prepaid expenses, less (ii) the sum of the dollar amounts of the following current liability accounts of the Seller: accounts payable, accrued expenses and the current portion of other agreed to deferred liabilities. In no event will Net Working Capital include any portion of any debt, capital lease obligations, transaction expenses (or any “prepaid” or other asset created as the result of the payment of a transaction expense) or any cash and cash equivalents, other than deposits as provided herein.
“Net Working Capital Target” shall have the meaning set forth in Section 2.6(c).
“Owned Real Property” shall have the meaning set forth in Section 3.17 and specifically excludes the Dowagiac, Michigan facility.
“PBGC Agreement” shall have the meaning set forth in Sections 6.16 and 7.4.
“PBGC Obligations” shall mean the stated One Million One Hundred Fifteen Thousand Two Hundred Thirty-One Dollars ($1,115,231) lien filed by the Pension Benefit Guaranty Corporation (“PBGC”) against the assets of the Seller on or about April 8, 2013 related to the Hillsdale Hourly Pension Plan (the “Pension Plan”) and any and all other liens and any and all of the future unpaid and/or accrued funding obligations, contributions and/or liabilities to the Pension Plan or any pension plans (including the following three (3)

pension plans: Metavation Salaried, FourSlides and Fairfield) and/or Sellers’ responsibility as controlled group members related thereto.
“Permits” and “Licenses” shall have the meaning(s) set forth in Section 2.1(h)
“Permitted Liens” shall mean (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of Seller as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) survey exceptions, reciprocal easement agreements and other similar restrictions on the real property; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations; (g) all exceptions, restrictions, easements, charges and rights-of-way set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to Seller or any of its respective properties; and (h) Liens which shall be removed prior to or at the Closing.
“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.
“Purchased Assets” shall have the meaning set forth in Section 2.1.
“Purchased Equipment” shall have the meaning set forth in Section 2.1(a).
“Purchase Price” shall have the meaning set forth in Section 2.6(b).
“Purchaser” shall have the meaning set forth in the preamble.
“Related Agreements” shall mean the Bill of Sale, the IP Assignments, the Real Property Lease Assignments, the Personal Property Lease Assignments and the Transition Services Agreement.
“Remaining Schedules” shall have the meaning set forth in Section 5.17.
“Response Action” shall mean any action taken to investigate, abate, remediate, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or used by the Business or any release or threatened release of Hazardous Substances including hazardous wastes and hazardous materials. Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601(25).
“Seller” shall have the meaning set forth in the preamble.
“Special Representations and Warranties” shall have the meaning set forth in Section 10.1(b).
“Standard Representation and Warranty Indemnification Period” shall have the meaning set forth in Section 10.1(a).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any income, capital gains, franchise, gross income, single business, Michigan business or other state taxes, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, deferred compensation (including Code Section 409A), estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties, or additions to tax incurred under Applicable Laws with respect to taxes.
“Tax Advantage” shall mean the value of any Tax refund, credit or reduction in Tax payments, including any interest payable thereon; provided, that with respect to any such Tax refund, credit or reduction that is realized over more than one Taxable year, the value of such Tax refund, credit or reduction shall be the present value of such refund, credit or reduction, which present value shall be computed as of the first date on which the right to the refund, credit or other reduction arises or is reasonably estimated to be actually utilized, (i) using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Tax laws on such date and (ii) using an interest rate equal to the appropriate “applicable federal rate” as defined in Section 1274(d) of the Code on such date.
“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required or permitted to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.
“Termination Date” shall have the meaning set forth in Section 9.1(b).
“Transition Services Agreement” shall have the meaning set forth in Section 2.8(b)(viii).
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Working Capital Escrow” shall have the meaning set forth in Section 2.6(c)(iv).
ARTICLE II
PURCHASE AND SALE; Closing

2.Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.6 hereof, at the Closing, Seller, and with respect to Section 2.1(e) only, Real Estate Seller, shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller and Real Estate Seller, all of Seller’s and Real Estate Seller’s respective right, title and interest in and to all of the following assets of the Business, except to the extent that the same are Excluded Assets (the “Purchased Assets”), free and clear of all Liens other than Permitted Liens:
(a)all machinery, production equipment, testing equipment, furniture, fixtures, office furnishings, cranes, tools and dies, molds, fixtures and parts, capital spares, vehicles, computer hardware and software, and other tangible personal property owned (including Seller’s leasehold rights identified on Section 2.1(g) of the Disclosure Schedule) by Seller and/or Real Estate Seller currently used in operations of the Business at the Facilities, which includes, without limitation, free and clear title and ownership to the equipment leased by Seller from Utica Lease Co, LLC (the “Utica Assets”) as identified in Section 2.1(a)(i) of the Disclosure Schedule which shall be bought out at Closing with proceeds from the Purchase Price; free and clear title to the Ford Motor Company machinery and equipment (the “Ford Motor Company Assets”) identified in Section 2.1(a)(i) of the Disclosure Schedule; all of the tangible personal property identified on Section 2.1(a)(ii) of the Disclosure Schedule; and free and clear title to the AS400 server located at 50801 E. Russell Schmidt Blvd., Chesterfield, Michigan 48051, and all software wherever located utilized for the Business; but excluding office equipment, furniture and other computer systems used by Employees (as hereinafter defined) in the Sellers’ parent’s Southfield, Michigan facility or other locations, and any other assets located thereat to which Purchaser will be provided access, or that will be used in providing services to Purchaser, pursuant to the Transition Services Agreement, as identified also as excluded equipment on Section 2.1(a)(iii) of the Disclosure Schedule (the “Purchased Equipment”);
(b)to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Purchased Equipment;
(c)all contracts and agreements, licenses, purchase orders, customer orders, utility supply arrangements, and other contracts and agreements, whether written or oral, for the operation of the Business at the Facilities, but only to the extent expressly identified on Section 2.1(c) of the Disclosure Schedule (collectively, the “Acquired Contracts”);
(d)all inventories of raw materials, work in process, finished goods, parts, office supplies, packing materials, janitorial supplies and other supplies owned by Seller for use in connection with the Business at the Facilities (collectively, “Acquired Inventories”);
(e)all Owned Real Property (subject only to the Liens specifically identified in Section 2.7;
(f)Seller’s leasehold interest in the Leased Real Property arising under the leases identified in Section 2.1(f) of the Disclosure Schedule (the “Acquired Real Property Leases”);
(g)all leasehold rights in personal property leased by Seller and used exclusively in connection with the Business at the Facilities, including free and clear title to and a fully paid up interest in, all of the machinery and equipment leases and/or applicable lease schedules with Utica but only to the extent identified in Section 2.1(g) of the Disclosure Schedule (the “Acquired Personal Property Leases”);
(h)to the extent assignable or transferable, all the permits, including Environmental Permits, licenses, approvals, franchises and registrations and other governmental licenses, permits or approvals issued to Seller with respect to the operation of the Facilities or the conduct of the Business at the Facilities (the “Permits” and “Licenses”);
(i)other than the books and records contemplated by Section 2.1(n) below, all books and records maintained at the Facilities or elsewhere, including electronically, which are related primarily to the Business, including without limitation, Business records, purchasing records, customer and supplier lists and files, production and inventory records, sales records, marketing, promotional and/or product literature, engineering and prototype drawings of machinery, equipment and parts currently used or held for use in connection with the Business; blueprints and other technical papers; user manuals; inventory, maintenance, and asset history records; construction plans and specifications; administrative libraries; environmental records required by law or regulation; and systems documentation and other data processing information and records, except, in each instance, to the extent they relate to the Excluded Assets;
(j)to the extent not fulfilled prior to Closing, all open orders, or new orders issued by the customers of the Business to Purchaser on substantially similar terms as the current orders of the Seller, for goods and services with customers of the Business at the Facilities outstanding as of the Closing Date, including all deposits related thereto, but only to the extent identified in Section 2.1(j) of the Disclosure Schedule (the “Open Customer Orders”);
(k)the right to receive all goods or services to be provided to Seller in connection with the Business at the Facilities, including all deposits related thereto to open orders for goods and services with suppliers that remain unfulfilled as of the Closing date, but only to the extent identified in Section 2.1(k) of the Disclosure (the “Open Supplier Orders”);
(l)all receivables of Seller specifically related to the Business, including the products produced at the Facilities on or before the Closing Date and receivables from Employees, but only to the extent identified in Section 2.1(l) of the Disclosure Schedule;
(m)all Intellectual Property Rights owned by the Seller and used solely or primarily in the Business at the Facilities, including the tradename/trademark “Thintech” and those Intellectual Property Rights, but only to the extent identified in Section 2.1(m) of the Disclosure Schedule (the “Acquired Intellectual Property Rights”);
(n)all employee-related files and records, including occupational health and safety records, assessments and audits; industrial hygiene files; workers compensation records; workers compensation claims files; and personnel employment and medical records (in each case, to the extent the transfer thereof is not prohibited by Law) for Hired Employees at the Facilities;
(o)all telephone numbers of Seller, including 800 or other toll-free numbers related to the Business, which shall be assigned to Purchaser as of the Closing Date. Seller shall take any and all actions which Purchaser deems appropriate in connection with said telephone numbers and Seller shall not use said phone numbers after the Closing Date; and
(p)all of the other tangible and intangible property that is owned by Seller or Real Estate Seller and located at the Facilities, other than Excluded Assets and all other tangible and intangible property located anywhere that is owned by the Seller or Real Estate Seller and used exclusively for the Business.
3.Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets are not being sold, assigned, transferred or conveyed to Purchaser by Seller hereunder (the “Excluded Assets”):
(a)except for the assets used for the Business at the Facilities, or elsewhere as identified in Section 2.1 and/or the related Section 2.1(a) - (m) of the Disclosure Schedules, if applicable, any of Seller’s assets, including but not limited to, intellectual property, technology, books and records which are not located at the Facilities and not related to the Business, including office equipment, computers, and any receivables not related to the Business;
(b)all claims, including, but not limited to, commercial claims of Seller against third parties, intercompany claims and/or claims against Affiliates, including but not limited to, any such claims arising out of Seller’s conduct of the Business at the Facilities on or before the Closing Date, including any rights of Seller in any legal proceedings relating to any Excluded Asset or Excluded Liability (including but not limited to the insurance policies and rights related thereto described below), and any indemnification rights of Seller relating thereto;
(c)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account and other records having to do with the corporate organization of Seller;
(d)the basic books and records of account and all supporting vouchers, invoices and other records and materials relating to any or all Taxes of Seller or Business;
(e)all claims for refunds due to Seller for Taxes of any nature paid by Seller with respect to any period ending on or prior to the Closing Date;
(f)all insurance policies and performance bonds covering the Purchased Assets and any rights and claims arising from such bonds or policies after Closing;
(g)all insurance proceeds arising in connection with property damage to the Purchased Assets occurring prior to the Closing Date;
(h)Benefit Plans and all related assets;
(i)data files, archive files, systems documentation and other data processing information and records relating to any of the foregoing Excluded Assets;
(j)the assets, properties and rights specifically set forth on Section 2.2(j) of the Disclosure Schedule;
(k)the rights which accrue or will accrue to Seller under this Agreement and the Related Agreements;
(l)any rights claims or causes of action related to Excluded Assets;
(m)all claims of Seller that are not directly related to the ongoing operation of the Business at the Facilities, including, without limitation all potential claims against directors and officers, intercompany claims and/or claims against Affiliates;

(n)except for assets used primarily for the Business, any assets which are not specifically listed as Purchased Assets, including the Seller’s name(s); and
(o)subject to Section 2.1(k), all cash and deposit accounts of Seller.
4.Assumed Liabilities. Although not a “successor” to the Sellers, upon the terms and conditions contained in this Agreement, and absent a showing of actual fraud by Seller regarding the nature of such obligations as bona fide obligations of Seller, Purchaser shall, without any further responsibility or liability of, or recourse to, Seller, or Seller’s directors, members, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for paying and satisfying the following specifically identified liabilities and obligations after the Closing Date (the “Assumed Liabilities”):
(a)liabilities incurred and arising after the Closing, on or after the Closing Date, in connection with or from the use of the Purchased Assets or operation of the Business at the Facilities by Purchaser, its Affiliates, sub-licensees or their respective successors or assigns, including claims by employees of any of the foregoing, or other persons, arising from or relating to the use of the Purchased Assets or the operation of the Business at the Facilities after the Closing Date, including claims resulting from injuries to any persons or Hired Employees that occur after the Closing Date based upon the above and as a result of the condition of any of the Purchased Assets;
(b)obligations incurred and arising from any actions taken by Purchaser after the Closing Date with respect to Hired Employees or operation of the Business conducted at the Facilities;
(c)all specifically identified obligations of Seller to deliver products or services pursuant to Open Customer Orders outstanding as of Closing, but only to the extent identified in Section 2.3(c) of the Disclosure Schedule;
(d)all specifically identified accounts payable of Seller outstanding as of Closing, but only to the extent specifically identified in Section 2.3(d) of the Disclosure Schedule and related to any Purchased Assets; or any assets that will be delivered after Closing pursuant to Open Supplier Orders;
(e)all liabilities in respect of the Acquired Contracts, the Acquired Real Property Leases or the Acquired Personal Property Leases, but only to the extent that such liabilities thereunder are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or Affiliate on or prior to the Closing;
(f)any and all obligations of Purchaser under the WARN Act or similar state statutes as a result of the hiring of Hired Employees and the consummation of the transaction contemplated by this Agreement; and
(g)all other obligations expressly and specifically identified in Section 2.3(g) of the Disclosure Schedule assumed by Purchaser under the terms of this Agreement or any of the documents and agreements executed in connection with the Closing.
5.Excluded Liabilities. Purchaser shall not assume or become responsible for any of Seller’s duties, obligations or liabilities, whether related to the Business, the Purchased Assets, Seller’s operations, Taxes, Seller’s employees, the PBGC Obligations, Seller’s other businesses or otherwise and whether secured, unsecured, funded, unfunded, contingent, known or unknown, other than those classified specifically as Assumed Liabilities and specifically identified in Section 2.3 of the Disclosure Schedule (the “Excluded Liabilities”) and Seller shall remain fully and solely liable and absolutely and irrevocably responsible for all such Excluded Liabilities without any liability or responsibility of, or recourse to, Purchaser or any of its Affiliates.
6.Non-Transferable Contracts and Permits. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Acquired Contract, Acquired Personal Property Lease, Acquired Real Property Lease or any of the Permits and/or Licenses, or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof is prohibited or, without the consent of a third party thereto, would constitute a breach or violation thereof or is otherwise prohibited and such consent has not been obtained. If such consent is required and has not been obtained or if an attempted assignment or transfer is ineffective or prohibited, Seller shall use its commercially reasonable efforts to cooperate with Purchaser in any reasonable arrangement requested and approved by Purchaser, to provide for Purchaser the benefits under any such Acquired Contract, Acquired Personal Property Lease, Acquired Real Property Lease or any such Permit or License. In connection with any such arrangement, (i) Purchaser shall bear the expense of structuring and implementing the arrangement and (ii) Purchaser shall honor Seller’s commitments under any such Acquired Contract, Acquired Personal Property Lease, Acquired Real Property Lease, Permit or License to the extent arising following the close of business on the Closing Date in connection with Purchaser’s use of any such Acquired Contract, Acquired Personal Property Lease, Acquired Real Property Lease, License or Permit that is the subject of such arrangement (or assets or rights relating thereto) but not any damages related to a pre-Closing Date breach of such Acquired Contract, Acquired Personal Property Lease, Acquired Real Property Lease or any such Permit or License by Seller or any Affiliates. The above does not apply to the Utica Assets or the Ford Motor Company Assets, which shall be transferred by the Seller to the Purchaser as provided in Section 2.1(a).
7.Purchase Price; Purchase Price Adjustment.
(a)Within two (2) Business Days after the mutual execution and delivery of this Agreement (the date of such mutual execution and delivery is sometimes referred to herein as the “Execution Date”), Purchaser shall deposit, via intrabank transfer, into an escrow, pursuant to the terms of a mutually agreed to escrow agreement between the Seller and the Purchaser (the “Escrow Agreement”), with The PrivateBank and Trust Company, as escrow agent (the “Escrow Holder”), an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”) in immediately available, good funds (funds delivered in this manner are referred to herein as “Good Funds”), pursuant to the joint escrow instructions provided in the Escrow Agreement to be delivered to the Escrow Holder on or before the Execution Date. In turn, the Escrow Holder shall immediately deposit the Deposit into an interest-bearing account as provided in the Escrow Agreement. In no event will the Deposit be an asset of the Sellers or any Affiliate until Closing or as otherwise specifically provided herein, and the Deposit will not be subject to the claims of creditors or other third parties of the Sellers or any Affiliates. The Deposit shall become non-refundable upon the termination of the transaction contemplated by this Agreement by reason of Purchaser’s default of any obligation hereunder (a “Purchaser Default Termination”), it being agreed that Seller shall not have the right to so terminate this Agreement unless Purchaser has failed to cure the applicable default within ten (10) days following its receipt of written notice thereof from Seller. At the Closing, the Deposit shall be credited and applied toward payment of the Purchase Price. In the event the Deposit becomes non-refundable by reason of a Purchaser Default Termination, Escrow Holder shall, as provided in the Escrow Agreement, confirm such default with Purchaser and immediately thereafter disburse the Deposit and all interest accrued thereon to Seller to be retained by Seller for its own account and as Seller’s sole and exclusive remedy hereunder related to a Purchaser default hereunder and thereafter both Seller and Purchaser shall be relieved of any and all additional obligations and liabilities hereunder and as a result of such default except for obligations related to Confidential Information as provided herein. If the transactions contemplated herein terminate by reason of (A) Seller’s default under this Agreement, it being agreed that Purchaser shall not have the right to so terminate this Agreement unless Seller have failed to cure the applicable default within ten (10) days following their receipt of written notice thereof from Purchaser, or (B) the failure of a condition to Purchaser’s obligations hereunder (including Article VI and Article VIII, the Escrow Holder shall confirm the same with Seller as provided in the Escrow Agreement and immediately thereafter return to Purchaser the Deposit (together with all interest accrued thereon), but less Purchaser’s one-half (1/2) share of the Escrow Holder’s escrow fees and charges.
(b)On the Closing Date, Purchaser shall (A) cause the Escrow Holder to deliver the Deposit (together with all accrued interest thereon but less the Working Capital Escrow) to Seller, and (B) subject to the adjustments hereinafter identified in this Section 2.6(b), including the working capital adjustment as hereinafter provided in Section 2.6(c), pay and deliver, in Good Funds, the balance of the Purchase Price to Seller (and/or directly to Sellers’ secured and/or lien creditors to release the liens against the Purchased Assets), which balance amount together with the Deposit identified in (A), above, shall be Fifty-Four- Million

Four Hundred Thousand Dollars ($54,400,000) (“Purchase Price”), less the Deposit and less the sum of the following: accrued interest on the Deposit; any charges and prorations for which Sellers or the Real Estate Seller are responsible and/or accountable pursuant to Section 2.7(c); the Working Capital Purchase Price Adjustments identified in Section 2.6(c) below; the Chrysler Equipment Purchase Adjustment identified in Section 2.6(d) below; all amounts deposited into the various escrow(s) at Closing as provided herein; all amounts listed on Section 2.3(g) of the Disclosure Schedule which are being assumed hereunder by Purchaser; and as applicable, the amounts identified on Section 2.6(b) of the Disclosure Schedule related to the JTEKT and related Chrysler business, and/or other customer/business loss from the execution date of the Agreement through Closing.
(c)    Working Capital Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:
(i)    The Purchase Price assumes that, based on the Seller’s March 31, 2013 balance sheet, the Seller will convey to Purchaser at Closing targeted net working capital of Eleven Million Six Hundred Ninety-Three Thousand Four Hundred Ninety-Eight Dollars ($11,693,498), as calculated on Section 2.6(c) of the Disclosure Schedule (“Net Working Capital Target”). Not more than seven (7) days after the May 2013 books of the Seller are closed and completed, but not less than three (3) Business Days prior to Closing, Seller shall calculate, based on the Seller’s May 31, 2013 balance sheet, and in accordance with GAAP consistently applied by Seller in accordance with its historical practices, the estimated Net Working Capital as of May 31, 2013 (the “Estimated Closing Net Working Capital”). At Closing, to the extent that the Estimated Closing Net Working Capital is less than the Net Working Capital Target, the Purchase Price shall be decreased on a dollar-for-dollar basis on account of the deficiency. At Closing, to the extent that the Estimated Closing Net Working Capital is greater than the Net Working Capital Target, the Purchase Price shall be increased on a dollar-for-dollar basis on account of the excess.
(ii)    As soon as practicable after the Closing Date, but in any event not more than twenty-one (21) Business Days following the Closing Date, Purchaser shall prepare and deliver to the Seller a calculation of the actual Net Working Capital as of immediately prior to the Closing (the “Final Closing Net Working Capital”), which shall be prepared in accordance with GAAP consistently applied and in the same manner as by Seller in accordance with its historical practices, and in the same manner, using the same methodologies, reserve criteria, policies, and accompanying conservatism or liberalism, as the computation of the Estimated Closing Net Working Capital. To the extent that the Final Closing Net Working Capital is less than the Estimated Net Working Capital, Purchaser shall be paid, from the Working Capital Escrow (as defined below) the amount of such deficiency (“Final Negative Net Working Capital Adjustment”), and the remainder of the Working Capital Escrow paid to Seller. At Closing, to the extent that the Final Closing Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay to Seller the excess (“Final Positive Net Working Capital Adjustment”), and the entirety of Working Capital Escrow paid to Seller. If the Seller disputes the Final Closing Net Working Capital determined by the Purchaser, then the Seller shall deliver to Purchaser a written statement (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within five (5) Business Days after receiving the calculation of the Final Closing Net Working Capital. If the Seller does not deliver the Dispute Notice to Purchaser within such five (5) Business Day time period, then the determination of the Final Closing Net Working Capital shall be deemed final and accepted by the Seller. Purchaser and the Seller will use reasonable efforts to resolve any such dispute themselves. If such dispute is not finally resolved within seven (7) Business Days after Purchaser’s receipt of the Dispute Notice, either Purchaser or the Seller may promptly thereafter cause BDO USA, LLP, or another mutually acceptable third party accounting firm (the “Arbitrating Accountant”) to promptly review this Agreement and the disputed items or amounts in determining the Final Closing Net Working Capital. Within five (5) Business Days after submission to the Arbitrating Accountant for resolution, Purchaser and the Seller shall each indicate in writing their position on each disputed matter and each such party’s determination of the amount of the Final Closing Net Working Capital. The Arbitrating Accountant shall make a written determination on each disputed matter no later than fourteen (14) Business Days after submission to the Arbitrating Accountant for resolution and such determination will be conclusive and binding upon Purchaser and the Seller with respect to that disputed matter. The fees and expenses of the Arbitrating Accountant incurred in the resolution of such dispute shall be borne by the Purchaser and the Seller in such proportion as is appropriate to reflect the relative benefits received by the Purchaser and the Seller from the resolution of the dispute, which proportionate allocation shall be determined by the Arbitrating Accountant at the time the determination of the Arbitrating Accountant is rendered on the merits. For example, if the Seller challenges the calculation of the Final Closing Net Working Capital by an amount of One Hundred Thousand Dollars ($100,000), but the Arbitrating Accountant determines that the Seller has a valid Claim for only Forty Thousand Dollars ($40,000) (i.e., the Seller prevails as to forty percent (40%) of its Claim), then Purchaser shall bear forty percent (40%) of the fees and expenses of the Arbitrating Accountant and the Seller shall bear the other sixty percent (60%) of such fees and expenses. Without limiting the foregoing, each of Purchaser and Seller will indemnify and hold each other harmless from the other party’s failure to pay its portion of the fees and expenses of the Arbitrating Accountant. The maximum differential between the Estimated Closing Net Working Capital and the Final Closing Net Working Capital can only be the amount by which the Net Working Capital accounts which make up the Net Working Capital Target have migrated, in the ordinary course of business, from June 1, 2013 through the Closing Date.
(iii)    Purchaser will provide the Seller access to materials used in the preparation of the Final Closing Net Working Capital and shall make its financial staff and advisors available to the Seller and its accountants and other representatives and to the Arbitrating Accountant at any reasonable time during [a] the review by the Seller of the calculation of the Final Closing Net Working Capital, and [b] the resolution by Purchaser and the Seller and/or the Arbitrating Accountant of any objections thereto.
(iv)    At Closing from the proceeds of Closing, Sellers shall permit the sum of Five Hundred Thousand Dollars ($500,000) as a final net working capital escrow (“Working Capital Escrow”) to be maintained with the Escrow Holder and paid out as hereinafter provided. In accordance with Section 2.6(c)(ii), in the event of a Final Negative Net Working Capital Adjustment, Purchaser shall be paid by the Escrow Holder from the remaining Deposit and the Working Capital Escrow, the amount of the difference between the Final Closing Net Working Capital and the Estimated Closing Net Working Capital, and the remainder of the Working Capital Escrow, if any, paid to Sellers or if a deficiency after the depletion of the Working Capital Escrow, the Sellers shall pay such deficiency to Purchaser as hereinafter provided in Subsection (v). In the event of a Final Positive Net Working Capital Adjustment, Purchaser shall pay to Sellers the excess between the Final Closing Net Working Capital and the Estimated Closing Net Working Capital, and the entirety of the remaining Deposit and the Working Capital Escrow shall be paid to Sellers.
(v)    The Final Negative Net Working Capital Adjustment or Final Positive Net Working Capital Adjustment, as applicable, shall be paid by the applicable party to the other party hereto, no later than five (5) Business Days after the final determination of the Final Closing Net Working Capital in accordance with this Section 2.6(c).
(vi)    For purposes of tracking and calculating both the Estimated Closing Net Working Capital and the Final Closing Net Working Capital hereunder, the parties hereto agree as follows:

(A)    Upon execution of this Agreement, Seller shall provide Purchaser with a roll forward of Seller’s Working Capital at certain dates as follows:
(I)    Seller’s Net Working Capital as of May 4, 2013 (first period ending after March 30, 2013 to be delivered upon execution of this Agreement);
(II)    Seller’s Net Working Capital as of June 1, 2013 (second period ending after March 30, 2013 to be delivered on or about June 12, 2013); and
(III)    Seller’s Net Working Capital subsequent to June 1, 2013 through Closing, to be delivered each Friday thereafter before 3:00 p.m. EST, which roll forward Net Working Capital shall identify Seller’s Net Working Capital through the end of the previous Business Day before each Friday as identified above.
(B)    From the date of execution of this Agreement through Closing:
(I)    Seller will continue to operate its business in ordinary course from the execution of this Agreement to Closing, and specifically as it relates to its Working Capital (i.e. collecting accounts receivable and paying accounts payable in accordance with the terms in place as of March 30, 2013). Seller further will not extend payment terms to suppliers or attempt to accelerate the collection of receivables from customers ahead of current terms;
(II)    Seller will immediately notify Purchaser of any business events or known changes that could significantly impact the Final Closing Net Working Capital or the Estimated Closing Net Working Capital. Seller further will immediately notify Purchaser of any potential or known changes in Seller’s Working Capital that are not in the ordinary course of Seller’s business;
(III)    Seller agrees to respond immediately to Purchaser inquiries from time-to-time regarding Seller’s Net Working Capital;
(IV)    Seller in good faith agrees to manage Seller’s Net Working Capital with the intent of having the Final Closing Net Working Capital be as close to the Estimated Closing Net Working Capital as possible; and
(V)    Seller agrees not to manage Seller’s Net Working Capital to intentionally and/or knowingly cause the Final Closing Net Working Capital to differ from the Estimated Closing Net Working Capital by more than the Working Capital Escrow.
(d)    Chrysler Equipment Purchase Adjustment. The Purchaser and Seller acknowledge that the Purchase Price will be adjusted at Closing in accordance with the provisions of Section 2.6(d) of the Disclosure Schedule.

(e)    Purchase Price Allocation. Not later than ninety (90) calendar days following the Closing Date, Purchaser shall prepare and deliver to Seller, Purchaser’s proposed draft of ITS Form 8594 to be filed with the IRS. Seller and Purchaser shall cooperate in good faith to finalize a mutually agreeable Form 8594 before December 31, 2013. Seller and Purchaser acknowledge that the allocation of the Purchase Price set forth in such form shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Seller and Purchaser covenant (i) to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation; (ii) not to voluntarily take any position inconsistent therewith in any proceeding relating to such returns; and (iii) to use commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.
8.Owned Real Property Closing Procedures.
(a)    Instruments of Conveyance. The Real Estate Seller hereby agrees to deliver and convey good and marketable title to the Owned Real Property(ies) and related Facility(ies) to Purchaser by good and sufficient general warranty deed(s) (the “Deeds”) and to warrant title to said Owned Real Property(ies) and the related Facility(ies) to be free and clear of all encumbrances, except:
(i)    Taxes and assessments which are a lien, but not yet due and payable;
(ii)    Such other encumbrances, reservations, restrictions, and exceptions, if any, as are approved by Purchaser in accordance with Subsection (b) hereof and permitted in the policy(ies) of title insurance described hereinafter which do not materially adversely affect the use or value of the Owned Real Property(ies) or Facility(ies) to Purchaser; and
(iii)    Zoning ordinances.
(b)    Instruments of Title Assurance.
(i)    Preliminary Title Reports. Not more than seven (7) days after execution of this Agreement, Purchaser with Seller’s and Real Estate Seller’s cooperation, shall order from First American Title Insurance Company (the “Title Company” and sometimes the “Escrow Agent”) for each Owned Real Property, a commitment for an ALTA Owner’s Fee Policy of Title Insurance (the “Commitments”), a copy of which shall be provided by Purchaser to Seller upon receipt thereof by Purchaser, for review, including complete, legible copies of all instruments noted as exceptions on Schedule B thereof. Failure of Purchaser to order any title Commitment within such seven (7) day period shall constitute a waiver by Purchaser of any right to obtain a title Commitment as a condition to Closing and of any Title Defects, as defined below. Within seven (7) days after execution of this Agreement and after receipt of each Commitment, Purchaser shall notify Seller in writing of any liens, encumbrances, restrictions, easements, or conditions shown therein which are objectionable to Purchaser, or which, in the opinion of the Title Company, shall prevent the issuance of the title policy in the form as referenced herein. Said items which are objectionable or are prohibited under the title policy shall be considered “Title Defects” for purposes of this Agreement; provided, however, that Permitted Liens shall not be objectionable by Purchaser and shall not constitute a Title Defect”. Purchaser shall be deemed to have waived the right to object and shall be deemed to have accepted the status of title reflected in a particular Commitment if Purchaser fails to object to any matter of title within the said three (3) day period after receipt of such applicable Commitment. If any Title Defect is (i) reflected in a Commitment and not waived by the Purchaser, or (ii) discovered after issuance of a Commitment but prior to fourteen (14) days before the Closing Date, Seller will be entitled to a reasonable extension of time for the Closing, as Seller’s sole discretion, but not more than seven (7) days from the date Seller is notified of the Title Defect, to remove such Title Defect. In the event such Title Defect is not removed within the seven (7) day extension period, Purchaser shall have the option to declare this Agreement null and void and receive a full refund of all money deposited in escrow or paid to Seller, Escrow Agent or the Escrow Holder, including the Deposit.
(c)    Real Property Prorations, Charges and Credits. As part of the Closing, the Purchaser will obtain Owner’s Fee Policies of Title Insurance in such amounts for the applicable Owned Real Property, as determined by the Purchaser in its sole discretion. With Seller’s and Real Estate Seller’s cooperation, on or before June 21, 2013, such Owner’s Fee Policies shall have eliminated therefrom the title policy’s Schedule B standard printed exceptions for (i) easements not of record, (ii) rights of parties in possession, (iii) unfiled mechanics’ and materialmen’s liens, and (iv) taxes and assessments not shown as a lien by public records. The failure to eliminate the above exceptions by June 21, 2013, however, shall not constitute a Material Adverse Effect, and shall not be a Purchaser’s condition to Closing, unless, prior to June 21, 2013, Purchaser notifies Sellers, in writing, of its objection and/or its intent to terminate this Agreement based on such failure.
(i)    Charges Against Seller. Seller shall be charged with the following costs to be deducted by the Escrow Agent from funds due Seller: (A) the cost of any conveyance fees and/or real estate transfer taxes and/or stamps required by law to be paid at the time of filing the Deeds; (B) the costs of satisfying any taxes, assessments, liens or encumbrances required to be discharged by this Agreement; (C) the cost of any inspection or certificates required by any public body or authority; (D) the amount of any prorations due Purchaser under this Agreement; and (E) one-half (1/2) of the escrow fee to be paid to the Escrow Agent.
(ii)    Charges Against Purchaser. Purchaser shall be charged with the following costs to be deducted by the Escrow Agent from funds due Purchaser, if any, or to be paid by Purchaser prior to transfer of title(s): (A) if performed by Purchaser, the cost of the location surveys or ALTA surveys; (B) the cost of the Owner’s Fee Policy(ies) of Title Insurance and the cost of the Commitments, and any additional cost for a lender’s policy of title insurance, if required; (C) the costs incident to filing the Deeds; (D) one-half (1/2) of the escrow fee to be paid to the Escrow Agent; and (E) the cost of any and all environmental site assessment(s) performed by the Purchaser, if any.
(iii)    Other Charges and Prorations. Taxes and assessments, both general and special, and real estate taxes, shall be prorated as of the date of title transfer based upon the last available tax duplicate. Seller shall pay all utility charges to the date of title transfer.
9.Closing.
(a)The Closing shall take place at the offices of Wegman, Hessler & Vanderburg, 6055 Rockside Woods Boulevard, Suite 200, Cleveland, Ohio 44131 or remotely by mail, telecopier, e-mail and/or wire transfer in each case to the extent acceptable to the parties hereto, at 10:00 A.M. on a date that is no later than three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII or on such other date, and at such other time and place, as may be agreed by Purchaser and Seller; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VI and VII shall not be satisfied or waived, subject, however, to the provisions of Section 8.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”
(b)At the Closing, Seller shall deliver the following to Purchaser:
(i)a bill of sale and assignment and assumption agreement and deeds in the forms attached hereto as Exhibit A, as applicable (the “Bill of Sale”), and (the “Deeds”) duly executed by Seller and/or Real Estate Seller as applicable;
(ii)an assignment of the Acquired Intellectual Property Rights in the form attached hereto as Exhibit B (the “IP Assignment”);

(iii)assignments with appropriate lessor consents of the Acquired Personal Property Leases in the form attached hereto as Exhibit C (the “Personal Property Lease Assignments”);
(iv)assignments with applicable landlord consents, of the Real Property Lease in the form attached hereto as Exhibit D (the “Real Property Lease Assignments”);
(v)certificates of good standing of Seller and Real Estate Seller from the Secretary of State of the State of Delaware;
(vi)a certificate of Seller, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.10 and 6.11, and Sections 6.13 and 6.14, as applicable;
(vii)certified resolutions from the management committee, members and independent operating committee of Seller and/or Real Estate Seller approving this Agreement and the transactions hereunder;
(viii)a transition services agreement, duly executed by Seller, in a customary form mutually agreed between Purchaser and Seller, acting in good faith, in the form attached hereto as Exhibit E (the “Transition Services Agreement”), which shall provide that (i) Seller’s applicable Affiliates will provide transition services not more extensive (both in scope and volume) than the services provided by Seller’s Affiliates to Seller and its subsidiaries immediately prior to the Closing for a period of up to three (3) months (terminable upon sixty (60) days’ notice; (ii) such services shall be provided for amounts to be agreed upon between the parties and provided in the Transition Services Agreement and (iii) Purchaser shall provide Seller access to the Facilities on agreed upon terms to effectuate the transition and ultimate removal of any Excluded Assets, including but not limited to those on Section 2.2(j) of the Disclosure Schedule; and
(ix)such other instruments and documents as reasonably requested by Purchaser or its counsel in order to consummate the transactions contemplated under this Agreement.
(c)At the Closing, Purchaser shall deliver the following to Seller:
(i)the remaining Purchase Price payable to such Seller pursuant to Section 2.6;
(ii)as applicable, duly executed counterparts of each of the agreements referred to in Section 2.8(b);
(iii)a certificate of the Purchaser, dated as of the Closing Date, as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2; and
(iv)such other instruments and documents as reasonably requested by the Seller or its counsel in order to consummate the transactions contemplated under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF Seller
Seller, and, notwithstanding any other provision contained herein, Real Estate Seller only as to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.17 and 3.18, hereby represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule:
10.Due Incorporation. Seller and Real Estate Seller are both duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller and Real Estate Seller are also validly existing and in good standing in each state where a Facility is located.
11.Due Authorization. As applicable hereunder, Seller and Real Estate Seller each have full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. As applicable, the execution, delivery and performance by Seller and Real Estate Seller of this Agreement and the Related Agreements have been duly and validly approved by each of the management committees, the members and the independent operating committees of Seller and Real Estate Seller and no other limited liability company actions or proceedings on the part of Seller or the Real Estate Seller are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Seller and the Real Estate Seller have duly and validly executed and delivered this Agreement and have duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements, as applicable. This Agreement constitutes the legal, valid and binding obligation of Seller and the Real Estate Seller; and Seller’s Related Agreements, upon execution and delivery by Seller, will constitute legal, valid and binding obligations of Seller and Real Estate Seller, as applicable, in each case, enforceable in accordance with their respective terms.
12.No Violation. Neither the execution and delivery of this Agreement (or the Related Agreements) nor the consummation of the transactions contemplated hereby will violate any provision of any law, rule or regulation applicable to Seller or the Real Estate Seller, their respective Articles of Organization and/or Operating Agreements, or violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon the Purchased Assets, the Owned Real Property, the Leased Real Property or under any agreement or commitment to which Seller or the Real Estate Seller is a party or by which they are bound, or to which their properties are subject. The execution and delivery of this Agreement by the Seller and Real Estate Seller will not violate any bankruptcy laws and/or orders or directives in the Bankruptcy Case.
13.Consents and Approvals; Governmental Authority Relative to This Agreement. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and its Related Agreements and the Real Estate Seller will not violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or Real Estate Seller or any of their respective assets, including the Purchased Assets, the Owned Real Property or the Leased Real Property. Except for and as set forth in Section 3.4 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any court or governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Seller and Real Estate Seller. For there to be a breach of the representations and warranties under this Section 3.4, the breach(es) must be Material.
14.Compliance With Laws. Seller is operating the Business in compliance with all Applicable Laws, except where the failure to be in such compliance would not have a Material Adverse Effect on the Purchased Assets or the Business. Seller has not been charged with or given notice of, and to the Knowledge of Seller, Seller is not under investigation with respect to, any material violation of, or any obligation to take material remedial action under, any Applicable Law. The execution and delivery of this Agreement by the Seller and Real Estate Seller will not violate any fraudulent transfer, fraudulent conveyance or bankruptcy laws.
15.Title; Sufficiency.
(a)Seller and Real Estate Seller, as applicable, has good, valid and marketable title to, or valid leasehold interests in, as the case may be, all of the Purchased Assets free and clear of all Liens, other than Permitted Liens or as provided in Section 2.7 hereof.
(b)The Purchased Assets, together with the property subject to the Acquired Real Property Lease and the Acquired Personal Property Leases, comprise substantially all of the property and assets used in the conduct of the Business.
16.Taxes.
(a)    Except as set forth in Section 3.7 of the Disclosure Schedule, to the Knowledge of the Seller and the Real Estate Seller, Seller and Real Estate Seller have filed all Tax reports and returns required to be filed by them on and/or prior to the Closing Date and all Taxes with respect to the Business and the Purchased Assets which are due and payable prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged, other than those Taxes which are fully reserved and the subject of a bona fide dispute with the Taxing authority. Any such dispute with a Tax authority is identified in Section 3.7 of the Disclosure Schedule. As applicable, to the Knowledge of Seller and the Real Estate Seller, except as set forth in Section 3.7 of the Disclosure Schedule, there are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or would become a lien on the Purchased Assets, except for current Taxes not yet due and payable, or Taxes which are the subject of a bona fide dispute with the taxing authority and fully reserved. All Taxes required to be withheld by or on behalf of the Seller and the Real Estate Seller for periods ending after the Closing Date, including but not limited to those in connection with amounts paid or owing to any Employee, independent contractor, workers’ compensation premiums, creditor or other party with respect to the Business have been withheld and either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose and will be paid when due and payable. All Tax returns filed by Seller through the Closing Date constitute complete and accurate representations of the Tax liabilities of Seller, as appropriate, for such years and accurately set forth all items relevant to its future Tax liabilities.
(b)    Preparation and Filing of Tax Returns. Seller represents and warrants to Purchaser that Seller shall cause to be included in the federal, state and local income, commercial activity, franchise, sales and use, personal property, payroll and other Tax returns of the Seller for all periods ending on and/or before and which includes the Closing Date, all Tax items of the Seller which are required to be included therein, have properly and adequately accrued for all such Taxes, shall file timely all such Tax returns with the appropriate Taxing authorities and shall timely pay all Taxes due with respect to the periods covered by such Tax returns. Seller further represents and warrants to Purchaser that Seller shall cause to be included in the payroll Tax returns, sales and use Tax returns, and personal property Tax returns of Seller for all periods ending after, on and/or before and which include the closing Date, all payroll Tax items, all sales and/or use Tax items, and all personal property Tax items of the Seller which are required to be included therein, shall timely file all such payroll Tax returns, sales and/or use Tax returns, and personal property Tax returns with the appropriate Taxing authorities and shall timely pay all payroll Taxes, workers’ compensation premiums and claims, sales and use Taxes, and personal property Taxes due with respect to the periods covered by such payroll, sales and/or use and personal property Tax returns. Any Tax return to be prepared pursuant to the provisions of this Section 3.7 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax returns, except for changes required by changes in law.
17.Permits and Licenses. Section 3.8 of the Disclosure Schedule lists all governmental or other Permits, Licenses and other authorizations which are issued to, held or used by Seller or the Real Estate Seller, or for which Seller or Real Estate Seller have applied in connection with the operation of the Business at the Facilities as of the date of this Agreement including all environmental permits (the “Environmental Permits”). For there to be a breach of the representations and warranties under this Section 3.8, the breach(es) must be Material.
18.Acquired Contracts. The Seller is not in default, nor but for a requirement that notice be given or that a period of time elapse or both, would be in default, under any Acquired Contract, Acquired Personal Property Leases, or Acquired Real Property Leases identified on Section 2.1(c), (f) and (g) of the Disclosure Schedule. All of the Acquired Contracts, Acquired Personal Property Leases and Acquired Real Property Leases are, to Seller’s Knowledge, in good standing, valid and effective, and the Seller has in the ordinary course of business, paid in full all amounts due thereunder and has satisfied in full all of the liabilities and obligations with respect thereto, and the Seller is not in default under any of them, nor to the Seller’s Knowledge, is any other party to such Acquired Contracts, Acquired Personal Property Leases, or Acquired Real Property Leases in default thereunder. The Seller has no Knowledge that any other party to the Acquired Contracts, the Acquired Personal Property Leases or the Acquired Real Property Leases will cancel, terminate or be unable to comply with any of the Acquired Contracts, Acquired Personal Property Leases or Acquired Real Property Leases. For there to be a breach of the representations and warranties under this Section 3.9, the breach(es) must be Material.
19.Insurance. Section 3.10 of the Disclosure Schedule contains an accurate and complete list, with limits, of all policies of fire, product liability, general liability, other casualty, workmens’ compensation and other forms of insurance owned or held by the Seller concerning the Business. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation, non-renewal, termination, or disallowance has been received with respect to any such policy. Such policies are sufficient for the Business and are valid, outstanding and enforceable policies and all such casualty and liability policies are, except as noted in Section 3.10 of the Disclosure Schedule, “occurrence based” and none are “claims made”, including product liability insurance.
20.Labor Matters; Benefit Plans and Benefit Programs and Agreements. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. The Seller is not a party to any collective bargaining or union contracts or similar agreements. To the best of Seller’s Knowledge, Seller is in compliance with the procedural requirements of the Federal Immigration and Nationality Act. All of Seller’s Benefit Plans are in compliance with ERISA and all of the Seller’s Benefit Plans which are intended to meet the requirements of Section 401(a) of the Internal Revenue Code, as amended (the “Code”) have been determined by the IRS to be “qualified” within the meaning of Section 401(a) of the Code and there are no facts which would adversely affect the qualified status of any of the Seller’s Benefit Plans. All of the Benefit Plans of Seller have been operated in compliance with all applicable laws. Except as set forth on Section 3.11 of the Disclosure Schedule, (i) there are no pending or threatened claims by any employee or former employee against Seller other than for compensation and benefits due in the ordinary course of employment (ii) there are no pending or threatened claims against Seller arising out of any statute, ordinance, or regulation relating to employment practices or occupational or safety and health standards, (iii) there are no pending or, to the best of Seller’s Knowledge, threatened labor disputes, strikes, or work stoppages against Seller, and (iv) to the best of Seller’s Knowledge, there are no union organizing activities in process or contemplated with respect to the Business or its employees. Except as set forth on Section 3.11 of the Disclosure Schedule, the transactions contemplated by this Agreement and the termination of any employee following the Closing will not trigger any post-termination liability or severance obligation owed by Seller. There are no collective bargaining units with respect to the Seller or the Business that have been certified or recognized by Seller. Section 3.11 of the Disclosure Schedule also identifies as of the Closing Date, all employees on leave of absence, none of which shall become Hired Employees hereunder. Notice of the availability of healthcare continuation coverage for employees, former employees, and their respective dependents and qualified beneficiaries, in accordance with the requirements of COBRA or any similar state laws has been provided to all persons entitled hereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage. For there to be a breach of the representations and warranties under this Section 3.11, the breach(es) must be Material.
21.Non-Governmental Consents. Except for and as set forth in Section 3.12 of the Disclosure Schedule, no consent of any non-governmental person will be necessary to the consummation of the transactions contemplated hereby, including, without limitation, consents from any banks, creditors, secured lenders, customers, vendors, unsecured creditors or parties to the Acquired Contracts and/or, as applicable, Acquired Personal Property Leases or Acquired Real Property Lease. For there to be a breach of the representations and warranties under this Section 3.12, the breach(es) must be Material.
22.Employee Benefits.
(a)Except as indicated in Section 3.13(a) of the Disclosure Schedule, the Seller does not maintain, participate in or contribute to any Benefit Plans or is a member of a controlled group which has a pension plan. Seller has delivered to Purchaser correct and complete copies of (i) the plan documents and summary plan descriptions, if applicable, for all Seller’s Benefit Plans; (ii) the most recent determination or opinion letter received from the Internal Revenue Service for a Seller’s Benefit Plan, if applicable; and (iii) the Form 5500 Annual Report and schedules thereto, if applicable, for the most recent plan year for which such report has been filed. In addition, Seller has provided Purchaser with a true and accurate copy of each employee handbook and employee manual currently in effect as they relate to the Employees. All Seller’s Benefit Plans are administered in form and operation in all material respects with all applicable requirements of law.
(b)Listed within Section 3.13(b) of the Disclosure Schedule, are all employment, managerial, advisory and consulting agreements, contracts and arrangements, employee confidentiality agreements, and employee severance agreements maintained or provided by Seller, in which any Employee participates in his capacity as such.
(c)The Seller has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current Employees except as required to avoid the excise tax under Section 4980B of the Code and for which the Seller is fully responsible. The Seller has not, within the past six (6) years, maintained, contributed to, or been required to contribute to (i) a “defined benefit plan” (as defined in ERISA §3(35)) subject to Title IV of ERISA, (ii) a Multiemployer Plan, (iii) a multiple employer plan subject to Section 413 of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) any plan which is funded by or associated with a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
(d)There is no mater pending with respect to any Seller’s Benefit Plans before the Internal Revenue Service or the Department of Labor.
23.Litigation. Section 3.14 of the Disclosure Schedule sets forth each instance in which either the Seller, the Real Estate Seller, the Business or any of the Purchased Assets (a) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (b) is a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or to the Knowledge of the Seller, is threatened to be a party to any such action. For there to be a breach of the representations and warranties under this Section 3.14, the breach(es) must be Material. Notwithstanding the above, Purchaser is not accountable or responsible for any of the litigation identified in Section 3.14 of the Disclosure Schedule or any costs, expenses, liabilities or obligations related thereto.
24.Intellectual Property. Section 3.15 of the Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the patents and patent applications, provisionals, trademark registrations and applications and registered copyrights that are included in the Acquired Intellectual Property Rights. Except as disclosed in Section 3.15 of the Disclosure Schedule: (a) the Seller has not granted any license to a third party or agreed to pay to or receive from a third party any royalty in respect of any of such Acquired Intellectual Property Rights; and (b) to the Knowledge of Seller, there are no pending claims, proceedings or litigation alleging infringement or misappropriation by Seller of any third party patent, copyright or servicemark/trademark rights.
25.Employees.
Section 3.16(a) of the Disclosure Schedule sets forth a complete list (as of the date set forth therein) of names, positions, accrued vacation and accrued paid time-off, and current annual salaries or wage rates and period of service of all full-time or part-time, active and working employees of Seller employed at the Facilities, indicating whether such employee or other individual providing service is a part-time or full-time (collectively, “Employees”). Section 3.16(b) of the Disclosure Schedule sets forth a complete list of names and leave type of all employees of Sellers who are not actively working and/or on leave of absence, no matter how classified.
26.Real Property.
(a)Section 3.17(a) of the Disclosure Schedule, sets forth each parcel of real property owned by Real Estate Seller or the Seller and used in or necessary for the conduct of the Business at the Facilities as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the "Owned Real Property"), including with respect to each property, the address location and use. Seller and/or Real Estate Seller have delivered to Purchaser copies of the deeds and other instruments (as recorded) by which

Seller or Real Estate Seller acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, environmental site assessments and/or reports, abstracts and surveys in the possession of Real Estate Seller or Seller with respect to such parcel. With respect to each parcel of Owned Real Property:
(i)Real Estate Seller and/or Seller has good and marketable fee simple title, free and clear of all encumbrances, except those encumbrances identified in Section 2.7 and set forth on title policy(ies) to be delivered in conjunction with the transfer of Owned Real Property; and
(ii)there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(b)Section 3.17(b) of the Disclosure Schedule sets forth each parcel of real property leased by Seller (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Real Property Leases”). Seller has delivered to Purchaser a true and complete copy of each Real Property Lease. With respect to each Real Property Lease:
(i)such Real Property Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default, and Seller has paid all rent due and payable under such Lease through the date hereof;
(iii)Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto;
(iv)Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)Seller has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property.
(c)Except as listed on Section 3.17(c) of the Disclosure Schedule, Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other Applicable Laws affecting the Owned Real Property or Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Owned Real Property or Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the operation of the Owned Real Property or Leased Real Property as currently operated.
27.Environmental Matters. As related to the Facilities and/or the Owned Real Property(ies) and the Leased Real Property(ies), the Seller’s existing Phase I and/or Phase II Environmental Reports (the “Environmental Reports”) have been made available for inspection by Purchaser. Except as set forth on Section 3.18 of the Disclosure Schedule or in the Environmental Reports:
(a)The operations of Seller and the Real Estate Seller with respect to the Business and the Purchased Assets are in material compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)Seller has obtained and is in material compliance with all Environmental Permits necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the

Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law.
(c)None of the Business or the Purchased Assets is listed on, or, to the Knowledge of Seller, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)To the Knowledge of Seller, there has been no Release of Hazardous Substances in violation or contravention of Environmental Law with respect to the Business or the Purchased Assets, and Seller has not received an Environmental Notice that any of the Facilities, the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Substance which could reasonably be expected to result in an Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, Seller.
(e)    Except as set forth in Section 3.18(e) of the Disclosure Schedule, no conditions exist at any of the Facilities which violates any applicable Environmental Laws (as hereinafter defined), including those Environmental Laws related to indoor or outdoor air quality.
(f)    Except as set forth in Section 3.18(f) of the Disclosure Schedule, there is no notice of violation, proceeding, inquiry, investigation, claim, demand or lawsuit pending nor, to the best of Seller’s Knowledge, threatened against Seller arising from any Environmental Laws or Hazardous Substances and related to the Business or any of the Facilities;
(g)    Except as set forth in Section 3.18(g) of the Disclosure Schedule: (i) Seller does not use nor has Seller used any Hazardous Substances at any of the Facilities; (ii) Seller has not used any of the Facilities for the treatment, storage or disposal of Hazardous Substances so as to require a permit pursuant to RCRA, and (iii) no spill or release of Hazardous Substances has occurred at any of the Facilities or, to the Knowledge of Seller adjacent to any of the Facilities while owned or operated by Seller.
(h)    Seller is in compliance in all material respects with and Seller has not violated any Environmental Laws.
(i)    Except as set forth in Section 3.18(i) of the Disclosure Schedule, no underground storage tanks, asbestos fibers or materials, urea-formaldehyde foam insulation, lead, radon or polychlorinated biphenyls are on or located at any of the Facilities, the Owned Real Property or the Leased Real Property.
(j)    To the best of Seller’s and/or Parent’s Knowledge, no portion of any of the Facilities, the Owned Real Property or the Leased Real Property is located on or over a “sanitary landfill” or an “open dump” within the meaning of RCRA.
(k)    No person has pursued a claim against Seller for impaired health due to any violations of applicable Environmental Laws regarding the indoor air quality of any of the Facilities and to the Knowledge of Seller, there are no existing violations of applicable Environmental Laws regarding the indoor air quality of any of the Facilities, the Owned Real Property or the Leased Real Property.
28.Brokers and Finders. Other than as set forth on Section 3.19 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Purchaser or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Seller or any of its Affiliates.
29.No Additional Severance. Except as set forth on Section 3.20 of the Disclosure Schedule, the Seller is not a party to any agreement, and has not established any policy or practice, requiring Seller to make a payment or provide any other form of compensation or benefit to any Person performing services for Seller upon termination of such services, that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.
30.Fraudulent Conveyance. The Seller and Real Estate Seller are solvent as of the Closing Date and will be solvent after the Closing Date. The Seller and Real Estate Seller, on the Closing Date, received from the Purchaser reasonably equivalent value for the transfer and sale of the Business and the Purchased Assets hereunder. After the Closing and sale hereunder, the Seller and the Real Estate Seller will be able to pay all of their debts as they become due.
31.Computer System. Unless otherwise set forth in a Transition Services Agreement between Purchaser and Sellers as of the Closing Date, the computer system(s) utilized for the Business and the Seller’s operation of the same, is included in the Purchased Assets, is self-contained at the Facilities and/or at a separate shared facility and/or location of an Affiliate and has performed all tasks required of it in the normal course of the Business. No licenses (except for licenses fully paid for and assigned under this Agreement to Purchaser) are required from third parties to exercise any rights with respect to any of such computer software. For there to be a breach of the representations and warranties under this Section 3.22, the breach(es) must be Material.
32.No Liabilities. Except for (i) liabilities or obligations which are disclosed in the financial statements of the Seller and Real Estate Seller which have been disclosed to Purchaser, (ii) liabilities or obligations incurred in the ordinary course of Business, (iii) liabilities or obligations disclosed in this Agreement, and (iv) liabilities or obligations not required by GAAP to be disclosed or reserved against, the Seller and the Real Estate Seller have no liabilities or obligations relating to the Business or the Purchased Assets.
33.Customers. Section 3.24 of the Disclosure Schedule, sets forth with respect to the Business the names of all customers of Seller that ordered goods and services of more than Ten Million Dollars ($10,000,000) from Seller during the twelve (12) month period ended March 31, 2013 (the “Customers”). Other than matters of general economic or political nature which affect the Business and the general economy and/or matters disclosed in Section 3.24 of the Disclosure Schedule, the Seller has not received any written notice nor has any Knowledge that any Customer of Seller (i) has ceased, or will cause to discontinue, the use of the products, goods or services of the Business, or (ii) has materially reduced or will materially reduce, the use of products, goods or services of the Business. Since January 1, 2012, Seller has not sold in volumes or provided discounts or other favorable payment terms for the sale of standard products to customers except to the extent consistently provided to customers prior to such date.
34.Suppliers; Raw Materials. Section 3.25 of the Disclosure Schedule sets forth the names, addresses and phone numbers of all suppliers to the Business from which the Seller ordered raw materials, supplies, merchandise and other goods and services for the Business during the twelve (12) month period ended March 31, 2013 (the “Suppliers”). Other than matters of general economic or political nature which affect the Business and the general economy and/or other matters disclosed in Section 3.25 of the Disclosure Schedule, the Seller has not received any written notice nor have any Knowledge of any dispute with a Supplier, or any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any Supplier will not sell raw materials, supplies, merchandise and other goods to the Purchaser at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases. Since January 1, 2012, Seller has purchased and utilized raw materials, supplies, merchandise and other goods and services for the Business in volumes and on payment terms consistent with such purchases and utilization prior to such date.
35.Product Warranties. Section 3.26 of the Disclosure Schedule contains a complete list of all express written warranties given to purchasers of products supplied by Seller in connection with the Business in the last thirty-six (36) months. The warranties comply in all material respects, with all federal and state laws and regulations. There are no pending or threatened claims with respect to any such warranty, and

Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.
36.Absence of Certain Business Practices. Neither the Seller or any officer, director, employee or agent of Seller, or any other person acting on their behalf, has directly or indirectly, given or agreed to give any gift or similar benefit in an amount in excess of Ten Dollars ($10) aggregate in a twelve (12) month period to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business) (i) which subjected or might have subjected Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) for any of the purposes described in Section 162(c) of the Code or (iii) for the purpose of establishing or maintaining any concealed fund or concealed bank account.
37.Operation of the Business. Other than as set forth on Section 3.28 of the Disclosure Schedule, Seller has directly conducted the Business and has not conducted the Business through any Affiliate or any related parties or any other divisions or any direct or indirect subsidiary or Affiliate of Seller or through any entity that is owned in whole or in part by any of the members of Seller. No part of the Business is operated by Seller through any entity other than Seller. None of the Purchased Assets transferred and sold hereunder by the Seller or the Real Estate Seller to the Purchaser were transferred or assigned fraudulently or otherwise, from an Affiliate of Seller, and any such transfer and assignment was for full and adequate consideration.
38.Full Disclosure. No representation or warranty of Sellers contained in any other document, instrument, agreement, paper or other written statement or certificate maintained in the Sellers’ Due Diligence Data Room and made available to or delivered to Purchaser by Seller or the Real Estate Seller pursuant to this Agreement, or in connection with the transactions contemplated herein, contains a material omission, untrue statement of fact or omits or will omit to state a fact necessary to make the statement contained herein or therein not misleading. For there to be a breach under the representations and warranties under this Section 3.29, the breach(es) must be Material.
39.Disclaimer of Additional Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NONE OF SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE AFFILIATES’ DIRECTORS, OFFICERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE ACCURACY OR COMPLETENESS OF ANY PROJECTIONS, ESTIMATES OR OTHER FORWARD LOOKING INFORMATION PROVIDED OR OTHERWISE MADE AVAILABLE TO PURCHASER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES AS PART OF PURCHASER’S DUE DILIGENCE UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THIS TRANSACTION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:
40.Due Incorporation. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated.
41.Due Authorization. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution,

delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly authorized by all necessary corporate action of Purchaser. Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Purchaser and its Related Agreements, upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.
42.Consents and Approvals; No Violations. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements will not (i) violate any law, regulation or order of any Governmental Authority applicable to Purchaser; (ii) require any filing or registration by Purchaser with, or consent or approval with respect to Purchaser of, any Governmental Authority; (iii) violate or conflict with or result in a breach or default under any contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; or (iv) violate or conflict with the certificate of incorporation or by-laws of Purchaser, except where any such filing, registration, consent or approval, if not made or obtained, or any such violation, conflict, breach or default, would not have a material adverse effect on Purchaser or their respective ability to perform its obligations under this Agreement and their Related Agreements.
43.Purchaser’s Examination. Purchaser and its representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of Seller in connection with the determination by Purchaser to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby, and all such questions have been answered to the full satisfaction of Purchaser.
44.Investigation; Limitation on Warranties.
(a)Purchaser acknowledges and agrees that neither Seller, nor any other Person acting on behalf of Seller or any of its Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, the Business or the Purchased Assets, except as expressly set forth in this Agreement, the Related Agreements or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule. Purchaser further agrees that neither Seller nor any other Person absent fraud and/or intentional misrepresentation, will have or be subject to any liability to Purchaser or any other Person resulting from the distribution or use by Purchaser, any of its Affiliates or any of their respective directors, officers, employees, agents, consultants, accountants, counsel or other representatives of any such information, and any legal opinions, memoranda, summaries or any other information, document or material made available to Purchaser or its Affiliates or representatives in certain “data rooms,” management presentations or any other form otherwise provided in expectation of the transactions contemplated by this Agreement.
(b)Purchaser acknowledges and agrees that except for the representations and warranties of Seller and Real Estate Seller expressly set forth in Article III hereof, the Purchased Assets are being acquired AS IS WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE OR OTHER EXPRESSED OR IMPLIED WARRANTY. Purchaser acknowledges and agrees that it is consummating the transactions contemplated hereby without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Seller and Real Estate Seller expressly set forth in Article III hereof.
(c)In connection with Purchaser’s due diligence investigation of Seller and the Business, Purchaser has received from or on behalf of Seller certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information of Seller. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any other Person with respect thereto absent fraud and/or intentional misrepresentation. Accordingly, Seller makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
45.Available Funds. Purchaser has sufficient cash resources on hand in an aggregate amount sufficient to pay in cash any and all amounts required to be paid by it pursuant to this Agreement, including the Purchase Price and all fees and expenses related to the transactions contemplated by this Agreement to be paid by Purchaser.
46.Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which Seller or any of its Affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or any of its Subsidiaries.

ARTICLE V
COVENANTS

47.Access to Information and Facilities.
(a)From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, Seller shall give Purchaser and Purchaser’s representatives, upon reasonable notice, reasonable access during normal business hours to the offices, Facilities, books and records of the Business, and shall make the officers and employees of Seller and its Affiliates available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Seller to take any actions that would unreasonably disrupt the normal course of its businesses or violate the terms of any contract to which Seller is bound or any Applicable Law; provided, that all requests for access shall be directed to David Jaeger in writing (the “Designated Contacts”); provided, further, that nothing herein shall require Seller to provide access or to disclose any information to Purchaser if such access or disclosure (i) would cause significant competitive harm to Seller if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of Applicable Laws or the provisions of any agreement to which Seller is a party. Other than the Designated Contacts, Purchaser is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of Seller prior to the Closing without the prior written consent of a Designated Contact. From and after the date this Agreement is fully executed by and among Purchaser, the Seller and the Real Estate Seller, Purchaser acknowledges that its access to the Facilities, offices, and books and records of the Business by Purchaser, and any communications with Seller or its employees, representatives and agents, shall not, absent actual fraud or other intentional misrepresentations on the part of the Sellers and/or its representatives, be the basis for termination of this Agreement or give rise to any other contingency to Closing, it being understood that Purchaser shall have conducted all the due diligence reasonable and necessary for the negotiation and entry into this Agreement prior to such date.
(b)Purchaser and their representatives shall treat and hold strictly confidential any Confidential Information of the Seller in accordance with Section 5.7.
48.Preservation of Business. From the date of this Agreement until the Closing Date, other than as specifically contemplated by this Agreement or with the prior consent of Purchaser (such consent not to be unreasonably withheld or delayed), Seller shall operate the Business in the ordinary and usual course of business and consistent with past practice, including maintenance procedures; provided, however, that Seller shall be under no obligation to improve or upgrade the condition of the Purchased Assets from their present condition. Without limiting the generality of the foregoing, Seller shall not, other than as specifically contemplated by this Agreement or with the prior consent of Purchaser (such consent not to be unreasonably withheld or delayed), sell, lease, transfer, assign or otherwise dispose of any assets used in the Business, other than the disposition of inventory in the ordinary course of business consistent with past practice.
49.Efforts. Subject to the terms and conditions hereof, each party hereto shall use its commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. The “commercially reasonable efforts” of Seller shall not require Seller, its Affiliates or representatives to expend any money to remedy any breach of any representation or warranty hereunder, except as provided herein to obtain any consent required for consummation of the transactions contemplated hereby or to provide financing to Purchaser for consummation of the transactions contemplated hereby; provided that if Seller, its Affiliates or representatives elect to remedy such breach, and such breach is remedied within seven (7) days after such breach, Seller shall not be deemed to be in breach of such representation or warranty, or in violation of any covenant pursuant to Section 5.2, for purposes of determining Purchaser’s obligations to consummate the transactions contemplated hereby pursuant to Section 6.1.
50.Preservation of Records; Post-Closing Access and Cooperation.
(a)For a period of seven (7) years after the Closing Date or such other period (if longer) required by applicable law, Purchaser shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records in its possession (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the Business and the Purchased Assets prior to the Closing Date.
(b)Purchaser shall, after the Closing Date, afford promptly to Seller and its representatives reasonable access during normal business hours to the offices, Facilities, books, records, officers and employees of the Business to the extent and for a purpose reasonably requested by Seller.
51.Employees and Benefits.
(a)As of the Closing, Seller shall terminate the employment of all of those Employees identified on Section 5.5(a) of the Disclosure Schedule (the “Subject Employees”). Section 5.5(a) of the Disclosure Schedule hereto may be amended from time to time prior to the Closing to (i) delete any individuals who are no longer employed by Seller or (ii) upon the mutual written agreement of Purchaser and Seller, add or remove any other individuals. Purchaser shall, at least two (2) Business Days prior to the Closing Date and effective as of the Closing Date, extend a written offer of employment as reasonably determined by the Purchaser in its sole discretion and subject to Purchaser’s normal and customary interview, employment application, testing and hiring practices and procedures relate thereto, to each of the Subject Employees at a level and with responsibilities that, as determined exclusively by the Purchaser, are substantially commensurate with their employment with Seller and at a wage or salary and other compensation substantially similar to the respective wages or salaries and other compensation specified for such Subject Employees on Section 5.5(a) of the Disclosure Schedule; provided, however, that Purchaser shall, in cooperation with the Seller, extend offers to a sufficient number of Subject Employees in each of Seller’s plants in Auburn, Indiana, Pierceton, Indiana and Alma, Michigan to ensure that Seller’s WARN Act obligations are not triggered. Those Subject Employees who accept offers of employment with Purchaser and who work for and become employees of Purchaser after the Closing Date are referred to as “Hired Employees.” Nothing in this section guarantees that Purchaser will offer employment to any Subject Employees or other employees of Seller, including those Subject Employees interviewed, or if such Subject Employees are hired by the Purchaser, guarantees such Hired Employee’s employment with the Purchaser for any period of time except as hereinafter provided in Section 5.5(c) below, or if hired by Purchaser, alters a Hired Employee’s status as an at will employee. No employee or former employee of Seller or of any of its Affiliates including the Subject Employees shall be entitled to any rights under this Section 5.5 or except as specifically provided herein, under any other provision of this Agreement. Purchaser is not and shall not be considered under any circumstances, a successor employer of Seller. Further, except as specifically provided herein, Purchaser shall not be liable for any of Seller’s liabilities or obligations to Seller’s employees including the Subject

Employees or any termination of such Seller’s employees, including but not limited to wages, bonuses, benefits, retirement, commissions or stay on payments. Consistent with past practice, Seller shall continue to employ its employees until the Closing Date except for any such employee who, at any time prior to the Closing Date (i) is terminated for cause (ii) voluntarily resigns, (iii) retires or (iv) dies. Seller shall be responsible for all payments of salary, health care benefits and premiums, severance payments, payroll taxes, workers’ compensation claims and workers’ compensation premiums, wages and benefits to all of its employees or former employees (including the Subject Employees and inactive employees and former employees of Seller, whether contingent, accrued, or otherwise), including those provided under the Seller’s Benefit Plans or any of its other benefit programs and agreements or any other employee plans and/or programs of Seller.
(b)For ninety (90) days following Closing, Purchaser shall provide (i) to each Hired Employee salary or wages, as provided above and (ii) to Hired Employees generally, employee benefits substantially similar, as determined exclusively by Purchaser, in the aggregate, than those provided to Hired Employees immediately prior to the Closing and, in all events, in compliance with all requirements of applicable Law. Upon Closing, the Purchaser agrees that the Hired Employees shall subject to the terms of such Purchaser Benefit Plans, be eligible immediately to commence participation in the employee benefit plans of Purchaser, including the group health plan of the Purchaser (the “Purchaser Benefit Plans”), without regard to any eligibility period or waiting period. Without limiting the foregoing, Purchaser shall take the following actions: (i) upon the Closing provide all Hired Employees health care coverage substantially similar as reasonably determined by the Purchaser in its sole but reasonable discretion to the coverage currently provided to Employees; (ii) if permitted under Purchaser’s health care plans and provided applicable documentation is received from the Sellers and/or the Hired Employees, provide each Hired Employee with credit under any Purchaser health care plans for any co-payments and deductibles paid by each Hired Employee to any Seller health care plan prior to the Closing for the plan year in which the Closing occurs in satisfying any applicable deductible, co-payment, co-insurance or any other out-of-pocket requirements; and (iii) for all purposes and if permitted under such Purchaser Benefit Plans (other than for purposes of benefit accruals under any defined benefit pension plan) under all benefit plans and policies applicable to the Hired Employees, including the Purchaser Benefit Plans, and if permitted under Purchaser Benefit Plans, treat all service by the Hired Employees with the Seller before the Closing, as service with Purchaser and its subsidiaries.
(c)After Closing, Purchaser shall be responsible for any and all notices, liabilities, costs, payments and expenses arising from any action by Purchaser or the Purchaser’s operation of the Business (including breach of contract, defamation or retaliatory discharge) regarding any Hired Employees hired by Purchaser and related to work for Purchaser including any such liability (i) under any Applicable Law that relates to employees, employee benefit matters or labor matters, or (ii) for dismissal, wrongful termination or constructive dismissal or termination, or severance pay or other termination pay. Except for the employees related to the Clarksville, Tennessee Facility and the actual number of employees related to the wind down of the JTEKT business at the Auburn and Pierceton Facilities (currently estimated by the Sellers as of the execution date hereof to be twenty-four (24) employees at the Auburn Facility and seven (7) employees at the Pierceton Facility, but subject to increase on or prior to Closing, upon agreement between the Sellers and the Purchaser that additional employees have been made redundant due to JTEKT as provided above, such agreement not to be unreasonably withheld) for which Seller shall maintain full and complete responsibility, Purchaser shall pay, or cause to be paid, severance and provide benefits in accordance with the severance schedule set forth on Section 5.5(c) of the Disclosure Schedule to each Hired Employee identified by “Position” on Section 5.5(c) of the Disclosure Schedule whose employment is terminated by Purchaser or any Affiliate of Purchaser without “cause” (within the meaning set forth on Section 5.5(c) of the Disclosure Schedule) within ninety (90) days after the Closing Date. Seller shall be responsible for all of the above arising from any action or inaction by Seller or the Seller’s operation of the Business regarding any of its Employees including the Subject Employees, and all Clarksville, Tennessee Facility employees, the wind down of the JTEKT business at the Auburn Facility and Pierceton Facility as provided above, or for any resulting obligation, if any, after the ninety (90) day period after the Closing Date.
(d)Purchaser shall take all reasonable action necessary to permit Purchaser’s tax-qualified employee savings plan(s) maintained in the United States to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code).
(e)Except as set forth on Section 5.5(e) of the Disclosure Schedule and as specifically provided herein, Seller shall retain all, and Purchaser shall not assume and shall not be deemed to have assumed any, liability or responsibility for obligations or liabilities under, with respect to or arising in connection with any of Seller’s Benefit Plans, and Purchaser shall have all, and Seller shall not assume and shall not be deemed to have assumed any, liability or responsibility for obligations or liabilities under, with respect to or arising in connection with any Purchaser Benefit Plan.
(f)During the period beginning on the Closing Date and ending on the last day of the plan year in which the applicable Closing Date occurs, Purchaser shall or shall cause its Affiliates, as the case may be, to (i) maintain health care, limited purpose healthcare spending and dependent care flexible spending accounts established under Section 125 of the Code (the “Purchaser FSA”), (ii) permit the Hired Employees to participate in the Purchaser FSA to the extent coverage under such Purchaser FSA replaces coverage under a corresponding Seller Benefit Plan in which such Hired Employee participated immediately before the replacement (the “Seller FSA”), (iii) provided such amounts are transferred to Purchaser, credit Hired Employees under the Purchaser FSA immediately following the applicable transfer date with amounts available for reimbursement equal to such amounts as were transferred and credited under the Seller FSA with respect to such person immediately prior to the applicable transfer date and (iv) give effect under the Purchaser FSA to any elections made by such Hired Employees with respect to the Seller FSA for the year in which the applicable transfer date occurs. As soon as reasonably practicable following the applicable Closing Date, if the net difference between (x) the aggregate employee contributions under the Seller FSA as of the applicable Closing Date made during the year in which the applicable Closing Date occurs and (y) the aggregate employee reimbursements under the Seller FSA as of the applicable Closing Date made during the year in which the applicable Closing Date occurs, in each case with respect to Hired Employees for the applicable plan year, (the “Assumed FSA Balance”) is (1) a positive number, then Seller shall transfer to Purchaser an amount, in cash, equal to the Assumed FSA Balance or (2) a negative number, then Purchaser shall transfer to Seller an amount, in cash, equal to the positive value of the Assumed FSA Balance. The parties hereto agree to make reasonable, good faith efforts to implement the provisions of this Section 5.5(f) to take into account the complexity of transferring flexible spending accounts.
(g)Purchaser shall be responsible for the provision of group health plan continuation coverage pursuant to COBRA with respect to each Person who is a Hired Employee. Seller shall cause to be provided to all Employees and eligible former employees of Seller who were employed in the Seller’s Clarksville, Tennessee location, Sellers’ other facilities not acquired hereunder, and related to the wind down of the JTEKT business at the Auburn and Pierceton Facilities, as provided in (c) above, sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Seller under the continuation of coverage provisions described in Section 4980B of the Code and Sections 601 through 608 of ERISA and any similar continuation of health coverage provisions under applicable state law. Seller shall further be responsible for providing all required notices under COBRA and similar state laws with respect to all Employees and eligible former employees of Seller who were employed in the Seller’s Clarksville, Tennessee location, Seller’s other facilities not acquired hereunder and related to the wind down of the JTEKT business at the Auburn and Pierceton Facilities, as provided in (c) above. Except as specifically hereinafter identified, Purchaser is not assuming any COBRA obligations or responsibility of Seller regarding any Employee, including any Subject Employees hired by the Purchaser on or after the Closing. At Closing, the parties further agree as follows related to COBRA with respect to each Subject Employee who does not become a Hired Employee of the Purchaser on the Closing Date:

(i)    The obligation to provide notice and coverage related to COBRA to each Subject Employee who is not hired by the Purchaser shall remain with the Seller;
(ii)    For all employees related to the wind down of the JTEKT business at the Auburn Facility and the Pierceton Facility, as provided in (c) above, and thereafter for the first fifteen (15) former Subject Employees of the Seller not hired by the Purchaser on the Closing Date, the Seller shall pay for all health care costs and expenses related to claims made during the COBRA coverage period by such Subject Employees; and
(iii)    After accounting for the Subject Employees identified in Subsection (ii) above (i.e. the Auburn and Pierceton employees as provided in (c) above and thereafter the first fifteen (15) former Subject Employees), the Purchaser shall reimburse the Seller, net of the premiums received by the Seller from such former Subject Employees, for the final health care costs and expenses incurred by the Seller during the COBRA coverage period related to claims made by such Subject Employees not hired by the Purchaser.
(h)As of Closing, the Seller shall assume and be solely responsible for any accrued and unpaid vacation and holidays to which Seller’s employees are entitled with respect to all periods of service up to and including the Closing Date under vacation and holiday policies and practices of the Seller or its Affiliates.
(i)It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Employee, any Hired Employee, any participant in any benefit or compensation plan or any beneficiary thereof.
(j)In any termination or layoff of any Hired Employee by Purchaser after the Closing, Purchaser will comply fully, if applicable, with the WARN Act and all other applicable foreign, Federal, state and local laws, including those prohibiting discrimination and requiring notice to employees. Purchaser shall not at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any Facility, site of employment, operating unit or employee of the Business without complying fully with the requirements of the WARN Act. Purchaser will bear the cost of compliance with (or failure to comply with) any such laws after the Closing Date. Seller will bear the cost of compliance with (or failure to comply with) any such laws, including the WARN Act as of the Closing Date and the termination of its Employees hereunder with respect to those Employees and former employees at its Clarksville, Tennessee location Seller’s other facilities not acquired hereunder; and as applicable, if triggered by the release of employees at the Auburn Facility or the Pierceton Facility, as provided in (c) above, related to the wind down of the JTEKT business at the Auburn and Pierceton Facilities and with respect to its Clarksville, Tennessee location, Seller’s other facilities not acquired hereunder, and as applicable, if triggered by the release of employees at the Auburn Facility or the Pierceton Facility, as provided in (c) above, related to the wind down of the JTEKT business at the Auburn and Pierceton Facilities, Seller shall be responsible for any and all liabilities, obligations and notifications relating to or required under the Worker Adjustment Retraining and Notification Act (“WARN”) (and/or any applicable plant closing law in the states where the Facilities are located) resulting from the transactions contemplated by this Agreement and applicable to Seller’s businesses, the Business and its active employees, inactive employees and former employees. Notwithstanding the above, except for Clarksville, Tennessee as provided above or the wind down of the JTEKT business at the Auburn and Pierceton Facilities as provided in (c) above, no plant closing, reduction in operations, permanent or temporary shutdown of a single site of employment or mass lay off by Purchaser (as defined by WARN) (or any applicable state plan closing law)

with respect to the Facilities or the Business acquired hereunder are contemplated by the Purchaser from the date after the Closing Date through the ninetieth (90th) day after the Closing Date.
(k)    Welfare Plans. Seller’s Benefits Plans and other benefit programs and agreements shall be liable for any and all claims for benefits by Seller’s Employees, inactive employees or former employees for covered expenses incurred, or attributable to events that occurred on or prior to the Closing Date and Purchaser’s plans, if any, shall be liable for any and all claims for benefits by former employees of the Seller hired by Purchaser for covered expenses incurred after the hiring of such former employees after the Closing Date and to the extent such expenses are attributable solely to events that occurred after the hiring of such former employees and their employment with the Purchaser after the Closing Date. Without limiting the above, Purchaser is not assuming any liabilities or obligations under any of Seller’s disability plans or welfare plans, the Benefit Plans or any other benefit programs and agreements of Seller, including any verbal promises for post-retirement medical benefits or severance plans.

(l)    Non-Qualified Retirement, Deferred Compensation Plans and Severance Plans. Purchaser is not assuming any liabilities or obligations of Seller for any retirement benefits or disability benefits to Seller’s Employees, inactive employees or former employees of Seller, whether or not applicable to the Benefit Plans or any other benefit programs and agreements of Seller. Purchaser is not assuming any liabilities or obligations of Seller for severance benefits to Seller’s Employees who are terminated on or after the Closing Date; except as provided in Section 5.5(c), above.

(m)    Vacation, Sick Leave and Paid Time Off (collectively the “PTO Plans”). Purchaser is not assuming any liabilities or obligation under any Seller PTO Plans. Seller’s PTO Plans shall be liable for any and all claims for benefits by Seller’s Employees, inactive employees or former employees for covered expenses incurred or attributable to events that occurred on or prior to the Closing Date and Purchaser’s PTO Plans shall be liable for any and all claims for benefits by Hired Employees hired by Purchaser for covered expenses incurred after the hiring of such former employees after the Closing Date and to the extent such expenses are attributable solely to events that occurred after the hiring of such former employees and their employment with the Purchaser after the Closing Date and further relate to Purchaser’s operation of the Business after the hiring of such former employees after the Closing Date.

(n)    Workers’ Compensation. Seller’s workers’ compensation plans and/or programs shall be liable for any and all covered claims for workers’ compensation benefits by Seller’s Employees, inactive employees or former employees of Seller to the extent such claims are for injuries that occurred or diseases that are attributable to events on or prior to the Closing Date, and Purchaser’s workers’ compensation plans or programs shall be liable for any and all covered claims for workers’ compensation benefits by former employees of the Seller hired by Purchaser to the extent such claims are for injuries that occurred or diseases which are attributable solely to events after the hiring of such former employees and their employment with the Purchaser after the Closing Date and related to Purchaser’s operation of the Business after the hiring of such former employees after the Closing Date. Section 5.5(n) of the Disclosure Schedule is a list of all Seller’s Employees, inactive employees and former employees of Seller who filed for workers’ compensation benefits which are still active and all persons who have filed applications for workers’ compensation benefits which have not been concluded as of the Closing Date. On the Closing Date, Seller shall provide to Purchaser a certificate verifying proof of workers’ compensation coverage for its employees both active and inactive, and that all workers’ compensation premiums have been paid as related to the Seller and/or its employees both active and inactive.
52.Confidentiality.
(a)General. Pursuant to the terms of this Agreement, Purchaser and Seller (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to its Affiliates and to their respective officers, directors, employees, agents and/or representatives (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”). The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement or the Related Agreements. The Receiving Party (i) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party, and (ii) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this Agreement or the Related Agreements.
(b)Exceptions. The restrictions set forth in Section 5.6(a) above on the use and disclosure of Confidential Information shall not apply to any information which (i) is already known to the Receiving Party at the time of disclosure by the Disclosing Party (other than Confidential Information which forms a part of the Purchased Assets), as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality), (ii) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or the Related Agreements or (iii) is acquired by the Receiving Party from a third party who is not, directly or indirectly, under an obligation of confidentiality to the Disclosing Party with respect to same. In addition, nothing in this Section 5.6 shall be interpreted to limit the ability of either party to use or disclose its own Confidential Information in any manner to or any other Person.
(c)Permitted Disclosures. It shall not be a breach of Section 5.6(a) if a Receiving Party discloses Confidential Information of a Disclosing Party (i) pursuant to a binding requirement of Applicable Law or a Governmental Authority, (ii) in a judicial, administrative or arbitration proceeding to enforce such party’s rights under this Agreement, or (iii) if Purchaser, Seller or Seller’s Affiliates, including, without limitation, Revstone Industries, LLC, disclose Confidential Information as may be necessary or advisable in seeking the bankruptcy court’s approval (the “Bankruptcy Court”) of this Agreement and related transactions in the Revstone Industries, LLC Bankruptcy Case, Case No. 12-13262, in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Case”) as contemplated in Sections 6.4. In such event, the Receiving Party shall (A) provide the Disclosing Party with as much advance written notice as possible of the required disclosure, (B) reasonably cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit disclosure, if any, to the specific purpose at issue.
(d)Confidential Terms. Each party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each party and shall be treated accordingly. Notwithstanding the foregoing, each Party acknowledges and agrees that (i) the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws or the rules or regulations of any securities exchange or market on which the disclosing Party’s or its Affiliate’s stock is traded, and (ii) nothing herein shall limit or preclude Purchaser, Seller or an affiliate from filing this Agreement in the Revstone Industries, LLC (“Revstone”) Bankruptcy Case in connection with the satisfaction of the condition described in Section 6.4 hereof or limit or preclude Seller from disclosing this Agreement or information related hereto with a third party, including, but not limited to the Unsecured Creditors’ Committee in the Bankruptcy Case.
(e)Equitable Remedies. Each party specifically recognizes that any breach by it of this Section 5.6 may cause irreparable injury to the other Parties and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, notwithstanding the provisions of Section 9.4, the other Parties shall be entitled to seek, by way of private litigation in the first instance, injunctive relief and such other legal and equitable remedies as may be available.
53.Public Announcements. Purchaser and Seller will consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and no party shall, without the prior written consent of the other party, issue any such press release or make any such public statement, except as may be required by applicable law, provided, however, that Purchaser, Purchaser’s Affiliates, Seller or Seller’s Affiliates, including, without limitation, Revstone Industries, LLC, may make public statements or disclosures with respect to the transactions contemplated by this Agreement and make disclosure as may be necessary or advisable in seeking the court’s approval of this Agreement and related transactions in the Revstone Industries, LLC Bankruptcy Case as contemplated in Section 6.4.
54.Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of any transaction contemplated by this Agreement shall be paid by Sellers.
5.9    Information and Access. Between the date of this Agreement and the Closing Date, Seller shall afford to the officers and authorized representatives and agents of Purchaser (“Purchaser Representatives”) reasonable access to and the right to reasonably inspect the Facilities, properties, Purchased Assets, books and records of Sellers relating to the Business, which right shall not include the right to conduct invasive tests or inspections without Seller’s written consent, and will furnish Purchaser Representatives with such additional financial and operating data and other information relating to the Business or the Purchased Assets as Purchaser may from time to time reasonably request. Purchaser’s right of access and inspection shall be made in such a manner as not to unreasonably interfere with the operations of the Business, or otherwise . Notwithstanding the foregoing, Purchaser understands that with respect to financial information and legal matters including litigation matters, if requested by Purchaser, Sellers will provide such documents and information to Purchaser’s outside attorneys and accountants (who will be bound by confidentiality agreements) for their review. During the course of Purchaser’s due diligence and review of Sellers, the Business and the Purchased Assets, Purchaser and Purchaser Representatives as applicable, in cooperation with the Seller will be granted access to and meetings with any and all customers, vendors, Employees or other third parties related to the Business, including creditors as reasonably determined by the Purchaser. Notwithstanding the foregoing, from and after the date this Agreement is executed by Purchaser, Purchaser acknowledges that its access to information as provided herein, and to the Facilities, offices, and books and records of the Business by Seller, and any communications with Sellers or its employees, representatives and agents, shall not be the basis for termination of this Agreement or give rise to any other contingency to Closing, it being understood that Purchaser shall have conducted all the due diligence reasonable and necessary for the negotiation and entry into this Agreement prior to such date.
5.10    Operations. From the date hereof until the Closing Date, Sellers shall use diligent and commercially reasonable efforts to:
(a)    carry on Seller’s Business in substantially the same manner as Seller has heretofore and not make any material change in personnel, operations, finance, accounting policies, or real or personal property of the Business;
(b)    maintain the Purchased Assets and all parts thereof in good working order and condition, ordinary wear and tear excepted;
(c)    take all actions necessary and appropriate to render title to the Purchased Assets free and clear of all liens, security agreements, claims, charges and encumbrances (except for the Permitted Liens) and to obtain necessary releases, assignments and consents;

(d)    keep in full force and effect present insurance policies or other comparable insurance; and
(e)    operate the Business in compliance with Section 2.6(c)(vi) and Section 5.14 hereof.
5.11    Negative Covenants. From the date hereof to the Closing Date, Seller shall not, without the prior written consent of Purchaser:
(a)    make offers of employment to any persons who are employed by Seller as of the date hereof for periods subsequent to Closing, other than those Employees who are not offered or who do not accept offers of post-closing employment from Purchaser; provided, however, that this Section 5.11(a) shall not prohibit Seller from making general, public solicitations for particular positions or job classifications and employing persons who respond thereto:
(b)    create, assume or permit to exist any new Lien upon any of the Purchased Assets, whether now owned or hereafter acquired, except for Permitted Encumbrances; or
(c)    sell, assign or otherwise transfer or dispose of any property, facility or equipment (other than supplies), except in the ordinary course of business with comparable replacement thereof.
5.12    Governmental Approvals. Between the date hereof and the Closing Date, Seller and Purchaser will cooperate to: (a) use commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of any Governmental Authority, including the issuance of the Bankruptcy Order as set forth in Section 6.4 to consummate the transactions set forth herein; and (b) provide such other information and communications to any Governmental Authority or such authorities that may reasonably request.
5.13    Notices of Certain Events. Seller shall promptly notify Purchaser of:
(a)    any notice or other written communication from any Person alleging that the consent of such Person is or maybe required in connection with the consummation of this Agreement and the transactions contemplated hereunder;
(b)    any material written communication from any Governmental Authority including the Bankruptcy Court, in connection with or relating to this Agreement and the transactions hereunder; and
(c)    the commencement of any actions, suits, investigations or proceedings within or outside the Bankruptcy Court relating to Seller or the Business that, if pending on the date of this Agreement, would have been in violation of Section 3.14.
5.14    Limited Shop Period. In accordance with and subject to Section 8.1(a) of this Agreement, from the date of execution of this Agreement and continuing through June 20, 2013, Seller and its investment bankers, attorneys, advisors or other representatives shall, consistent with the terms and conditions of this Agreement, be permitted to, directly or indirectly, solicit proposals from or execute written binding agreements from third parties to purchase all or any part of the Business and the Purchased Assets (“Limited Shop Period”). After such Limited Shop Period, provided that there are no higher and better competing offers, proposals or binding written agreements with Seller for the purchase of the Business and/or the Purchased Assets, the Limited Shop Period shall automatically expire, this Agreement shall be named the Successful Bid and Purchaser shall have exclusivity under this Agreement related to the transactions contemplated hereunder and the sale and purchase of the Purchased Assets and/or Business through the earlier of the Closing Date hereunder or the termination of this Agreement as provided herein (the “Exclusivity Period”).

5.15    Non-Competition.
(a)    For a period of three (3) years from and after the Closing Date, Sellers and all of its Affiliates and/or related parties and/or officers, including George Hoffmeister, covenant and agree that they shall not, directly or indirectly within a five hundred (500) mile radius of any Facility (the “Territory”) own, operate, construct or lease a facility which in any manner whatsoever that competes with the Business.
(b)    For a period of three (3) years from and after the Closing Date, Sellers and all of its Affiliates and/or related parties and/or officers, including George Hoffmeister, covenant and agree that they shall not, within the Territory, directly or indirectly sell or solicit the sale of the products or services of the Business to any of the Customers identified in Section 3.24.
(c)    If the restrictions set forth in Sections 5.15(a) and (b) above or any part thereof should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restriction shall not thereby be adversely affected. Seller and its Affiliates and related parties agree that the foregoing territorial/market and time limitations are reasonable and properly required for the adequate protection of the Purchaser and the Business and that in the event that any such territorial/market or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then Seller and its Affiliates and related parties agree and submit to the reduction of either said territorial/market or time limitation or both to such an area, market or period as said court shall deem reasonable. In the event that Seller or its Affiliates or related parties should violate the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches shall have occurred; and in the event Purchaser be required to seek relief from such breach from any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.
(d)    The covenants not to compete and not solicit set forth in Sections 5.15(a) and (b) are made in consideration of Purchaser and Seller undertaking their respective obligations pursuant to this Agreement and for no further consideration payable hereunder or otherwise.
(e)    Purchaser acknowledges that nothing in this Section 5.15, or this Agreement as a whole, prohibits or limits the Sellers’ and/or its Affiliates’ or officers’ rights or ability to continue to operate their other business enterprises, in the ordinary course and in substantially the same manner they are currently operated, regardless of where such business enterprises are located, provided such other businesses do not directly and materially compete with the Business.
5.16    Injunctive Relief. Seller and its officers, directors, Affiliates and related parties, acknowledge that the restrictions contained in Section 5.15 are reasonable and necessary to protect the legitimate interests of the Purchaser, and that any violations of any provision of Section 5.15 will result in irreparable injury to Purchaser and that, therefore, Purchaser shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting and payment to Purchaser of all earnings, profits and other benefits arising from such violation (including payment to Purchaser of Purchaser’s attorneys’ fees incurred in enforcing this Agreement), which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.
5.17    Update of Schedules. As of the execution date of this Agreement, Sellers will have prepared and delivered certain agreed to Disclosure Schedules, and full and complete copies of Acquired Contracts, Acquired Real Property Leases, Acquired Personal Property Leases, Permits and Licenses to the Purchaser. (“Signing Date Schedules”) From the date hereof until the Closing Date, the Sellers shall prepare and deliver to Purchaser the additional Disclosure Schedules, including all additional Acquired Contracts, Acquired Real

Property Leases, Acquired Personal Property Leases, Permits and Licenses, not completed and delivered upon execution of this Agreement (collectively, the “Remaining Schedules”) and updated and/or amended Signing Date Schedules, and any supplements or updates thereto.
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURCHASER
The obligations of Purchaser at Closing under this Agreement are subject to the satisfaction (or waiver by Purchaser) of each of the following conditions precedent on or before the Closing Date:
55.Warranties True as of Present Date.
(a)    Each of the representations and warranties of Seller and Real Estate Seller contained in Article III, including the Disclosure Schedules, (i) that are qualified as to Material Adverse Effect shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby, and (ii) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated specifically by the terms of this Agreement or caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.
(b)    All of the Remaining Schedules, as referenced in Section 5.17, and any updates, modifications or supplements to the Disclosure Schedules provided after execution of this Agreement, shall not identify or disclose any matters that would have a Material Adverse Effect or be materially adverse to the ongoing operations of the Business.
56.Compliance with Agreements, Covenant and Disclosure Schedule. Seller and Real Estate Seller shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement or any Related Agreement to be performed and complied with by them on or prior to the Closing Date, except as otherwise permitted by Purchaser and except as would not have a Material Adverse Effect. Further, all Disclosure Schedules to be updated or modified by Seller after the execution of this Agreement and on or before the Closing Date shall be acceptable to Purchaser and not form the basis for delay of Closing or otherwise the termination of this Agreement absent a showing of Material Adverse Effect.
57.No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits, and no lawsuit, proceeding or investigation shall be pending, which question or challenge the validity or legality or opposes the consummation of the transactions contemplated hereby.
6.4    Court Approval/Waiver. Sellers shall cause Sellers’ parent, Revstone, within two (2) Business Days of execution of this Agreement by Purchaser and Sellers, to move in the Bankruptcy Case for entry an order in substantially the same form and substance as set forth in the motion and related order attached hereto as Exhibit 6.4 (“Bankruptcy Order”). The issuance of a final non-appealable Bankruptcy Order, unless waived in writing by the Purchaser, is a condition to Closing hereunder, subject in all respects to the provisions of Section 6.16, below. Sellers and Revstone shall use diligent and commercially reasonable efforts to obtain such Bankruptcy Order on or before July 18, 2013. If the Bankruptcy Court, based on a decision on the merits, rules against entry of the Bankruptcy Order or expressly disapproves of the relief requested in the Bankruptcy Order, then either at Sellers’ or Purchaser’s option, this Agreement may be terminated and the Deposit immediately returned to Purchaser. If the Bankruptcy Court, on or before July 18, 2013, does not issue the Bankruptcy Order, materially changes the Bankruptcy Order from the form and substance of the Bankruptcy Order, or otherwise abstains from ruling with respect to the Agreement or the Bankruptcy Order, then at either Purchaser’s option or Sellers’ option, unless the Sellers and the Purchaser otherwise agree in writing, this Agreement shall be terminated and the Deposit immediately returned to Purchaser.
6.5    Receipt of Consents. Seller and its Affiliates shall have received all consents of Seller’s and its Affiliates secured lenders and other third parties required for Seller to consummate the transactions contemplated hereby.
6.6    Officer Certificates. Seller and Real Estate Seller shall have furnished Purchaser with such closing certificates of its officers and others to evidence compliance as of the Closing Date with the conditions set forth in this Article VI as may be reasonably requested by Purchaser.
6.7    Corporate Action. Seller and Real Estate Seller shall have delivered to Purchaser on or prior to the Closing Date, as applicable, a good standing certificate from the Delaware Secretary of State’s office and each Secretary of State’s Office where there is a Facility; and certified resolutions of the respective board of managers, members and independent committee of Seller and Real Estate Seller, authorizing Seller and Real Estate Seller to consummate the transactions contemplated hereunder.
6.8    Acquired Contracts; Disclosure Schedules. Simultaneously with the Closing, as applicable, the Acquired Contracts, Acquired Real Property Leases and Acquired Personal Property Leases and the Permits and/or Licenses and the Environmental Permits shall be assigned to and/or assumed by the Purchaser and all consents from third parties related thereto, as applicable and provided herein, shall be received. The parties hereto acknowledge and agree that this Agreement may be executed prior to the Disclosure Schedules being completed and attached hereto and prior to Purchaser reviewing all of the Acquired Contracts, Acquired Real Property Leases, Acquired Personal Property Leases and the Permits and/or Licenses. As such, the Closing of this Agreement and the transactions completed hereunder is subject to and strictly contingent upon the approval of all Remaining Schedules and any proposed amendments by Sellers to the Signing Date Schedules from the date hereof through Closing (as defined in Section 5.17) by Purchaser, which approval shall not to be unreasonably withheld. Any objection by Purchaser to any of the Remaining Schedules or proposed amendments by Sellers to the Signing Date Schedules shall be made, in writing, to Sellers on or before the earlier of five (5) Business Days after receipt of the final Remaining Schedule(s) or amendments/updates to the Signing Date Schedule(s), as applicable, or the Closing Date, otherwise any such objections to the Remaining Schedules and/or the amendments/updates to the Signing Date Schedules, are waived.
6.9    Transfer Documents. As applicable, Seller and Real Estate Seller shall have delivered to the Purchaser on or before the Closing Date in proper form for recording where appropriate, the Deeds and Bill of Sale related to the Purchased Assets in the forms attached hereto as Exhibit A and the assignments and other good and sufficient instruments of transfer conveying and transferring to Purchaser the entire right, title and interest of Seller and/or Real Estate Seller in and to the Purchased Assets as provided in this Agreement including the Owner’s Fee Policies (the “Transfer Documents”).
6.10    UCC-3. Seller shall have delivered to the Purchaser acceptable, updated and current UCC, tax, judgment, bankruptcy and lien searches related to the Seller and the Real Estate Seller, the Business and the Purchased Assets and, if applicable, Seller and Real Estate Seller shall deliver UCC-3 termination statements from any lien holder, mortgagee, and/or secured lenders of Seller or the Real Estate Seller to be duly recorded with the appropriate governmental office to confirm the release of any liens on any of the Purchased Assets.

6.11    Insurance Certificate. Seller shall have delivered to Purchaser on or before the Closing Date, a certificate of insurance relating to the insurance coverage set forth in Section 11.25 hereof.
6.12    Environmental Site Assessments. In cooperation with the Seller and Real Estate Seller, and if requested by the Purchaser, the Purchaser shall have obtained on the Owned Real Property, the Leased Real Property and the Facilities, updates of the existing Phase I Environmental Site Assessment(s), the results of which are acceptable to the Purchaser in its sole, but reasonable, discretion.
6.13    Tax Escrow. The Sellers and Purchaser agree to escrow on the Closing Date from the proceeds of Closing, the sum of Eight Hundred Twenty-Five Thousand Dollars ($825,000) (the “Tax Escrow”). The Tax Escrow will be released proportionately to the Sellers as they file and pay any and all tax returns and/or tax obligations plus interest and penalties of the Sellers not previously filed and/or paid by the Sellers for periods on or prior to the Closing Date. The Purchaser will have the opportunity to review and confirm the tax returns and tax payments within thirty (30) days before any Tax Escrow is released. If the Purchaser pays any outstanding tax obligations on behalf of the Sellers for periods on or prior to the Closing Date, a portion of the Tax Escrow commensurate with the tax obligations paid by Purchaser will be released to the Purchaser. The Sellers will have the opportunity to review and confirm the tax payments within thirty (30) days before any Tax Escrow is released to the Purchaser. Other than amounts and time periods as provided in this Section 6.13, such Tax Escrow shall generally be consistent with the terms and conditions of the Deposit escrow as identified in Section 2.6(a). The term of the Tax Escrow shall be twenty (24) months subsequent to Closing (the “Tax Escrow Period”). If at the end of the Tax Escrow Period there are any funds remaining in the Tax Escrow, such remaining funds shall be distributed to the Sellers; provided, however, if the Sellers fail to file and pay any tax returns and/or tax obligations not previously filed and/or paid by the Sellers for periods on or prior to the Closing Date, at the end of the Tax Escrow Period, if there are any funds remaining in the Tax Escrow, such remaining funds shall be distributed to the Purchaser.
6.14    General Escrow. The Sellers and the Purchaser further agree to escrow on the Closing Date from the proceeds, One Million Dollars ($1,000,000) to be utilized by the Purchaser after the Closing for the satisfaction of the obligations and/or liabilities of the Sellers under this Agreement (the “General Escrow”). Claims against the General Escrow may only be made by Purchaser after which time as there has accrued or been asserted against or by Purchaser or any of its Affiliates, obligations and/or liabilities and/or Losses aggregating an amount exceeding Five Hundred Sixty Thousand Dollars ($560,000) (the “General Escrow Threshold Amount”). In calculating the General Escrow Threshold Amount, only individual claims and/or Losses in excess of Ten Thousand Dollars ($10,000) (the “Minimum Escrow Claim Amount”) may be aggregated to meet the General Escrow Threshold Amount; and after meeting the General Escrow Threshold Amount, claims and/or Losses against the General Escrow shall revert back to and start at Dollar One ($1) for all claims and/or Losses and the General Escrow shall be available for such purposes. Other than amounts and time periods as provided in this Section 6.14, such general escrow shall generally be consistent with the terms and conditions of the Deposit escrow as identified in Section 2.6(a). The term of the General Escrow shall be twenty-four (24) months subsequent to Closing (the “General Escrow Period”), subject to adjustment as hereinafter provided. If at the end of the first twelve (12) months of the General Escrow Period, no individual claim or Loss against or by the Purchaser has been made equal to or greater than the Minimum Claim Amount, then fifty percent (50%) of the General Escrow shall be released to Sellers; if after the next six (6) month period no individual claim or Loss against or by the Purchaser has been made equal to or greater than the Minimum Claim Amount, then fifty (50%) of the balance remaining in the General Escrow shall be released to Sellers; and if at the end of the General Escrow Period there are any funds remaining in the General Escrow, and no claim or Loss against or by Purchaser has been made equal to or greater than the Minimum Claim Amount, such General Escrow shall be released to Sellers.

6.15    Pension Benefit Guaranty Corporation. Sellers and certain of its Affiliates shall have obtained a definitive, enforceable and executed settlement agreement with the PBGC (“PBGC Agreement”) that is acceptable to Sellers, and with respect to the Purchaser, acceptable as to the release provisions only, as hereinafter provided with respect to the PBGC Obligations and the sale and/or disposition of the Purchased Assets pursuant to this Agreement on or before July 16, 2013. The PBGC Agreement must fully, unconditionally and completely release any claims and/or liens of the PBGC against the Purchaser and the Purchased Assets, which release provided in the PBGC Agreement must be acceptable to Purchaser. Upon and after Closing, Sellers shall not use or disburse any of the proceeds of the sale of the Purchased Assets in contravention of the terms of the PBGC Agreement.
6.16    Bankruptcy Order Finality. In the event a party objects to the motion filed by Revstone seeking entry of the Bankruptcy Order pursuant to Section 6.4 of this Agreement ("Objection"), and the Bankruptcy Court enters the Bankruptcy Order, in substantially the same form and substance as the proposed Bankruptcy Order attached as Exhibit 6.4 hereto, over any such Objection, and the entered Bankruptcy Order is timely appealed by the party that filed the Objection, then the Purchaser shall have the option, to be expressed in writing to Sellers made within two (2) Business Days after the filing of the appeal, to either (a) timely Close the sale of the Purchased Assets under this Agreement notwithstanding the existence of such appeal, or (b) terminate this Agreement. In the event Purchaser opts to terminate this Agreement in accordance with sub-section (b), above, then Purchaser shall immediately forfeit to the Sellers the sum of One Million Four Hundred Thousand Dollars ($1,400,000)(the "Forfeiture") from the Deposit, which Forfeiture amount shall be immediately paid to Sellers by the Escrow Holder, and the balance of the Deposit refunded to Purchaser.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF Seller

The obligations of Seller at Closing under Article II of this Agreement are subject to the satisfaction (or waiver by Seller) of the following conditions precedent on or before the Closing Date:
58.Warranties True as of Present Date. Each of the representations and warranties of Purchaser contained in Article IV (a) that are qualified as to “material adverse effect” shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby, and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the transactions contemplated hereby and except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.
59.Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects.
60.No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits and no lawsuit, proceeding or investigation shall be pending, which would be reasonably expected to prohibit the consummation of the transactions contemplated hereby.
7.4    Pension Benefit Guaranty Corporation. Sellers and certain of its Affiliates shall have obtained a definitive, enforceable and executed settlement agreement with the PBGC (“PBGC Agreement”) that is acceptable to Sellers, and with respect to the Purchaser, acceptable as to the release provisions only, as hereinafter provided, with respect to the PBGC Obligations and the sale and/or disposition of the Purchased Assets pursuant to this Agreement on or before July 16, 2013. The PBGC Agreement must release any claims and/or liens of the PBGC against the Purchaser and the Purchased Assets, which release provided in the PBGC Agreement must be acceptable to Purchaser. Upon and after Closing, Sellers shall not use or disburse any of the proceeds of the sale of the Purchased Assets in contravention of the terms of the PBGC Agreement.
7.5    Customer Agreements. Sellers shall have obtained agreements with its customers Chrysler, Ford and Nexteer, satisfactory to Sellers, in their sole discretion, with respect to the sales support of the Sellers ("Customer Agreements") on or before the Bankruptcy Court hearing date with respect to the Bankruptcy Order. If the Sellers fail to obtain the Customer Agreements on or before the Bankruptcy Court hearing date, then Sellers have the option to, in writing, either (a) waive this condition to Closing, or (b) terminate this Agreement, at which time the Deposit shall be fully refunded to Purchaser.

ARTICLE VIII
Sale Process
8.1    Sale Process.
(a)    This Agreement is subject to the consideration by Seller of proposals for any Alternative Transaction. Consistent with Section 5.14, during the Limited Shop Period, Seller shall be permitted, and may cause its representatives to initiate contact with, and solicit or encourage submission of, written proposals or binding agreements by any persons or entities (other than from Purchaser and its Affiliates and representatives) in connection with the direct or indirect sale, transfer or other disposition, in one or more simultaneous transactions, by one or more persons or entities, of all or substantially all of the Purchased Assets~~,~~ (“Alternative Bid”); provided, however, that any such other Alternative Transaction(s), no matter how classified, shall guarantee and confirm financing of the Purchase Price with no financing contingency therein, provide for the payment of an aggregate purchase price exceeding five percent (5%) of the “Purchase Price” with Purchaser of Fifty-Four Million Four Hundred Thousand Dollars ($54,400,000) after accounting for the purchase price adjustments set forth in Section 2.6, and provide a refundable deposit related thereto of ten percent (10%) of the “Purchase Price” (the “Initial Overbid”). In evaluating whether an Alternative Bid, or an aggregate of Alternative Bids, meets the 5% value threshold, above, to constitute a qualified Initial Overbid, Sellers may, in their sole and absolute discretion, assign a reasonable monetary value to non-monetary provisions or omissions in such Alternative Bid or Alternative Bids. For example, but not by way of limitation, the Sellers may assign reasonable monetary value to an Alternative Bid that does not contain a condition for the Sellers to obtain a final, non-appealable Bankruptcy Order. In the event that during the Limited Shop Period the Sellers receive an Alternative Bid or Alternative Bids that qualify as an Initial Overbid, thereafter, Seller may, in Sellers’ absolute and sole discretion, hold an auction on June 25, 2013 (“Auction”) to entertain additional offers from Purchaser or those parties who submitted Alternative Bids. At the Auction, subsequent bids shall be in increments of Five Hundred Thousand Dollars ($500,000) over and above the Initial Overbid purchase price (the “Subsequent Bids”). At Sellers’ sole and absolute discretion, Sellers shall have the right to terminate the acceptance of Subsequent Bids and declare the party, or the parties with the highest and best bid for the purchase of all or substantially all of the Purchased Assets the successful bidder (“Successful Bidder”). Simultaneously thereafter, Seller shall be permitted to enter into a definitive agreement with the Successful Bidder in accordance with the terms of its bid and which includes a non-refundable deposit as similarly provided herein, equivalent to ten percent (10%) of the final purchase price agreed to by such Successful Bidder. For the avoidance of doubt, an Alternative Transaction shall include any such proposals or offers for any transactions that provides for the sale or sales of all or substantially all of the Purchased Assets to any party or parties other than to Purchaser or its Affiliates. Without limiting the foregoing, consistent with Section 5.14, during the Limited Shop Period, Seller and its representatives shall be permitted to respond to any inquiries or offers with respect to an Alternative Transaction and perform any and all other acts related thereto, under applicable law, or are appropriate to fulfill Seller’s fiduciary duties, including, without limitation, supplying information relating to the Purchased Assets to prospective purchasers.
(b)    Break-Up Fee; Return of Deposit. In consideration of Purchaser’s due diligence, good faith negotiations and entry into this Agreement, and as reimbursement of Purchaser’s expenses incurred in connection with the transactions contemplated by this Agreement, Purchaser shall be entitled to a break-up fee of Two Million Dollars ($2,000,000) (the “Break-Up Fee”) as follows:
(i)    The Break-Up Fee shall be paid by the Sellers to the Purchaser if an Alternative Transaction is executed and at the time such Alternative Transaction closes (i.e. purchase price funds are wired and/or transferred);
(ii)    Purchaser’s right to the Break-Up Fee and the return of the Deposit and any other deposits hereunder shall be the sole and exclusive remedy of Purchaser if this Agreement is terminated pursuant to Section 8.1(b). In no event shall Purchaser be entitled to a the Break-Up Fee on account of a termination of this Agreement pursuant to any other Section of this Agreement (other than this Section 8.1(b));
(iii)    This Agreement and the transactions contemplated hereunder may be terminated by Sellers or the Purchaser upon the signing of an Alternative Transaction. Upon signing of an Alternative Transaction, Sellers shall cause the Deposit, and any other deposits made by Purchaser hereunder, to be returned to Purchaser within three (3) Business Days.
ARTICLE IX
TERMINATION

61.Termination. This Agreement may be terminated at any time on or prior to the Closing Date:
(a)with the mutual written consent of the Purchaser and Seller;
(b)By either the Purchaser or Seller if the Closing shall not have occurred on or before August 2, 2013 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)By Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII and (B) has not been or is incapable of being cured by Purchaser within thirty (30) calendar days after its receipt of written notice thereof from Seller or if any of the conditions set forth in Article VII are not satisfied and/or complied with as of the Closing Date and the reason thereof is not the result of Seller’s actions or inactions, except as specifically permitted therein;
(d)By Purchaser, in accordance with Section 5.6, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) has not been or is incapable of being cured by Seller within thirty (30) calendar days after its receipt of written notice thereof from Purchaser or if any of the conditions set forth in Article VI are not satisfied and/or complied with as of the Closing Date and the reason thereof is not the result of Purchasers actions or inactions, except as specifically permitted therein;
(e)By Seller if (i) all of the conditions set forth in Article VI (including Section 6.4) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) (A) Purchaser shall not have sufficient funds available to consummate the Closing or (B) Purchaser otherwise breaches its obligations under Article II hereof;
(f)By either Purchaser or Seller if any Governmental Authority, including the Bankruptcy Court in the Bankruptcy Case, shall have issued an order, decree or ruling, or taken any other action expressly restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
(g)By either the Purchaser or the Seller if the Bankruptcy Court Order is not issued by the Bankruptcy Court on or before July 18, 2013;
(h)    By Purchaser, in accordance with Section 8.1(b);
(i)    By Seller, in accordance with Section 8.1(a) and (b);
(j)    By Purchaser, between the date of this Agreement and the Closing Date, if an event or series of events have occurred that has a Material Adverse Effect on the Business, the Purchased Assets or the Seller;
(k)    By Purchaser or Sellers if the transactions contemplated by this Agreement has not Closed on or before August 2, 2013.
Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 9.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.
62.Expenses. Whether or not the Closing occurs, all Expenses, as hereinafter deferred, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the party’s independent advisor, counsel and accountants, incurred or paid by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby.
63.Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 9.1, this Agreement will forthwith become void and have no further force or effect, without any liability (other than as set forth in Section 9.2 or this Section 9.3) on the part of Purchaser or Seller; provided, however, that the provisions of Sections 8.1(b), 9.2, this Section 9.3 Sections 5.1(b), 5.7, 11.6, 11.12 and 11.13 will survive any termination hereof; provided, further, however, that subject to the terms of this Section 9.3 and Section 2.6(a), nothing in this Section 9.3 shall relieve any party of any liability for any breach by such party of this Agreement. If the Purchaser terminates this Agreement as provided above, except for a termination pursuant Section 6.16, in which case the return of Deposit provisions of Section 6.16 control, the Deposit and any additional funds deposited by the Purchaser with the Escrow Agent or the Escrow Holder shall simultaneously therewith be returned to Purchaser.

ARTICLE X
SURVIVAL AND REMEDY; INDEMNIFICATION
64.Survival.
(a)    Except as provided in Section 10.1(b) below, the warranties and representations of Seller, Real Estate Seller and Purchaser contained herein, or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date; provided, however, that the related agreements to indemnify Purchaser for breaches of representation and warranties set forth in this Article X shall survive and continue for, and all indemnification claims with respect thereto, shall be made prior to the end of eighteen (18) months after the Closing Date; provided, however, that in the case of representations and warranties and related indemnities for which an indemnification claim shall be pending as of the end of the period referred to above, such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (as applicable, the “Standard Representation and Warranty Indemnification Period”).
(b)    Survival of Special Representations and Warranties. Notwithstanding the above, the following representations and warranties of Seller and Real Estate Seller (the “Special Representation and Warranties”) shall survive as follows:
(i)    Section 3.6(a) (Title to Purchased Assets) shall not expire;
(ii)    Section 3.1 (Due Incorporation), Section 3.2 (Due Authorization), Section 3.3 (No Violation), Section 3.4 (Consents and Approvals), Section 3.5 (Compliance with Laws), Section 3.7 (Taxes), Section 3.11 and 3.13 (Labor Matters, Benefit Plans, etc. and Employee Benefits), Section 3.18 (Environmental Matters), Section 3.23 (No Liabilities), Section 3.21 (Fraudulent Conveyance) and Section 3.28 (Operation of Business) shall survive this Agreement until one (1) day after the expiration of the applicable statute of limitations (as applicable, the “Extended Representation and Warranty Indemnification Periods”).
(c)    After the timeframes set forth in (a) and (b) above, neither Sellers nor Purchaser shall be under any obligation or liability whatsoever with respect to any such representation or warranty. No party shall have any right to assert any claims against the other party with respect to any Loss, cause of action or other claim to the extent it is (i) primarily a possible or potential Loss, cause of action or claim that such party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, been asserted in writing or filed of record against such party or one of its Affiliates or paid or incurred by such party or one of its Affiliates or (ii) a Loss, cause of action or claim with respect to which a party or any of its Affiliates has taken action (or caused action to be taken), without the consent of the other party, to accelerate the time period in which such matter is asserted or payable.
(d)    Survival of Excluded Liabilities and Other Matters. There shall be no limitation of the survival of the agreements of the Seller and Real Estate Seller regarding the Excluded Liabilities, or the breach or non-performance of or by Seller or Real Estate Seller of any agreement, covenant or obligation to be performed by Seller or the Real Estate Seller which is contained in this Agreement, or in any Disclosure Schedule, certificate, Related Agreement, or other document delivered pursuant hereto or claims related to Seller’s operation of the Business.
65.Indemnification by Sellers. Sellers shall indemnify Purchaser and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Purchaser or any of the foregoing Persons (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Seller or Real Estate Seller pursuant to Article III of this Agreement, including Disclosure Schedules, or any Related Agreement; (ii) any material breach of or failure by Seller to perform any agreement, covenant or obligation of Seller set out in this Agreement or any Related Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement, (iii) any and all Excluded Liabilities, (iv) any acts or omissions by Seller or Real Estate Seller and any obligations and liabilities in respect of the Seller or Real Estate Seller on or before the Closing Date and (v) any claims related to the ownership, use or operation of the Business and/or Purchased Assets by Seller or Real Estate Seller on or prior to the Closing Date.

66.Indemnification by Purchaser. Purchaser shall indemnify Seller and its Affiliates, and each of their respective officers, directors, partners, trustees, employees, stockholders, representatives and agents, against, and agrees to hold them harmless from, any and all Losses incurred or suffered by Seller or any of the foregoing Persons (or any combination thereof) arising out of (i) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to Article IV of this Agreement or any Related Agreement; (ii) any breach of or failure by Purchaser to perform any agreement, covenant or obligation of Purchaser set out in this Agreement or any Related Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement; (iii) any Assumed Liabilities; and (iv) any acts or omissions by Purchaser and any obligations and liabilities in respect of the Purchaser after the Closing Date.
67.Intentionally Omitted.
68.Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this Article X relating to or arising out of claims, actions by Governmental Authorities or other third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the “Indemnitee”) of notice of the commencement of any (a) Tax audit or proceeding for the assessment of any Tax by any Taxing authority or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any claim, liability or obligation by a Governmental Authority or a third party (whether by legal process or otherwise), against which claim, liability or obligation a party under this Article X (hereinafter the “Indemnitor”) that is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor pursuant to this Article X, promptly notify the Indemnitor in writing of the commencement or assertion thereof, including the amount and specific factual and legal basis for such claim, and give the Indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. The Indemnitor shall have, in all instances, the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (a) may result in orders or mandatory injunctions materially impacting the Indemnitee’s on-going operation of the Business or its other businesses, or (b) may result in liabilities which, taken with other then-existing claims under this Article X, would not be fully indemnified hereunder. The Indemnitor shall have twenty (20) days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume the defense thereof. If the Indemnitor does assume such defense, it will, within such twenty (20) days, so notify the Indemnitee. If the Indemnitor does not assume such defense and so notifies the Indemnitee, or if the Indemnitor is barred from assuming such defense pursuant to this Section 10.5, then the Indemnitee shall have the right to assume such defense, subject to the participation of the Indemnitor, as provided in this Section 10.5, and the Indemnitee’s fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the Indemnitor. In any case, the Indemnitor and Indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents, employees and information (written or otherwise) relevant to such defense. Prior to paying any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree, or evidence of assessment of Taxes or a similar final action by a Taxing authority, holding the Indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor which consent shall not be unreasonably withheld. The Indemnitor’s consent shall not be required for settlements (a) which consist principally of equitable remedies in respect of the Indemnitee or its business, or (b) that result in payments by the Indemnitee which, taken with other then existing claims under this Article X, would not be subject to indemnification hereunder. An Indemnitor or Indemnitee shall have the authority to settle or compromise any claim for which it has assumed or conducted the defense pursuant to this Section 10.5; provided, that an Indemnitor shall not settle or compromise any such claim if such settlement or compromise would result in an order, injunction or other equitable remedy in respect of the Indemnitee, or would otherwise have a direct effect upon Indemnitee’s continuing operations, or would result in liabilities which, taken together with other existing claims under this Article X, would not be fully indemnified hereunder; in each case, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld. An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (x) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (y) the Indemnitor shall not have assumed the defense, or shall be barred from assuming the defense, of such action or claim pursuant to this Section 10.5, or (z) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, or the Indemnitor and Indemnitee are in conflict, in any of which events such reasonable fees and expenses of counsel for the Indemnitee shall be borne by the Indemnitor, in accordance with the following paragraph.
69.Procedure for Other Claims. In the event that any Indemnitee believes that it is entitled to claim indemnification from an Indemnitor under this Article X and such claim is not subject to Section 10.5, the Indemnitee shall notify the Indemnitor of such claim, the amount or estimated amount thereof and the specific factual and legal basis for such claim (which will be described in reasonable detail). The Indemnitor and Indemnitee will proceed, in good faith, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within thirty (30) days after such notice, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association. The place of such arbitration shall be Wilmington, Delaware, or such other location mutually agreed in writing by the Seller and Purchaser. The determination of the amount of any indemnification claim pursuant to this Section 10.6 will be final, binding and conclusive, and the Indemnitee, upon final determination of the amount of the indemnification claim, will be paid by the Indemnitor within ten (10) days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and will be entitled to apply to any court or authority of competent jurisdiction described in Section 11.12 to enforce such payment. The court costs and reasonable and documented fees and expenses, including reasonable and documented attorney’s fees, incurred by the Indemnitor and Indemnitee in connection with any such enforcement proceeding shall be borne by the Indemnitor and Indemnitee in inverse proportion to their relative success in such proceeding.
70.Indemnification Limits.
(a)Except for claims or Losses for breaches for Special Representations and Warranties, or covenants, agreements or obligations of Seller or Real Estate Seller which shall start at dollar one ($1.00), Purchaser shall not be entitled to indemnification pursuant to Section 10.2 with respect to any breach or misrepresentation of any representation or warranty until such time as its respective aggregate right to such indemnification exceeds One Hundred Thousand Dollars ($100,000) (it being agreed that in the event such threshold is reached and exceeded, Seller will only be liable for Losses in excess of such amount). Except for claims or Losses for breaches of the representations and warranties in Section 3.6(a) and Section 3.21, which are not limited, Seller’s obligation to indemnify Purchaser for breaches of the representations and warranties under this Agreement shall not exceed Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate, which amount shall be the limit of the recourse of Purchaser on account of any such breach of the representations and warranties hereunder. For purposes of clarity, Excluded Liabilities and breaches of covenants, agreements and obligations and the representations and warranties in Section 3.6(a) and Section 3.21, are not subject to any limitations.
(b)Purchaser will not be entitled to indemnification pursuant to this Article X with respect to any claim or liability (i) relating to a breach by Seller of a representation or warranty before the Closing Date if Seller supplemented the Disclosure Schedule to provide new information or correct such misrepresentation and Purchaser accepted such supplemental Disclosure Schedule and the Closing hereunder occurs; (ii) relating to any Hired Employee and (a) as the result of such Hired Employee being hired by the Purchaser and thereafter the termination of such employee’s employment with the Purchaser or its Affiliates after the Closing Date, or (b) any injuries to, or deaths or illnesses of, such Hired Employees occurring after the Closing Date and while working for the Purchaser, (c) as a result of the employment with Purchaser of any person on and after the Closing Date or (d) any action by Purchaser subsequent to the Closing Date.
(c)From and after the Closing, Purchaser and Seller shall both maintain or cause to be maintained customary occurrence based product liability, insurance in respect of the Business and the Purchased Assets while owned and operated by such party in accordance with general practices and industry standards.
(d)Any amounts payable under Section 10.2 or Section 10.3 or Section 10.5 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price, and shall be calculated after giving effect to (i) any proceeds received or receivable from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity, (ii) any proceeds received from third parties, through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by such Indemnitee (such arrangements referenced in clauses (i) through (ii) in this Section 10.7(d), collectively, “Alternative Arrangements”), and (iii) the Tax Advantage to the Indemnitee resulting from, or as a consequence of, the damage, loss, liability or expense that is the subject of the indemnity. Without limiting clause (iii) of the preceding sentence and subject to Section 10.7(e), the taking of a Tax deduction in connection with any such damage, loss, liability or expense that is subject to a claim for indemnification shall be at the discretion of the Indemnitee.
(e)Purchaser shall utilize its commercially reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any amounts payable under Section 10.2, including pursuing any and all other rights and remedies to (i) collect any proceeds pursuant to Alternative Arrangements covering the Loss that is the subject to the claim for indemnity and (ii) obtain the Tax Advantage to the Indemnitee resulting from the Loss that is the subject of the indemnity. If any such proceeds, benefits or recoveries are received by Purchaser with respect to any Losses after Purchaser has received any indemnification payments from Seller, Purchaser shall promptly, but in any event no later than ten (10) Business Days after the receipt, realization or recovery of such proceeds, benefits or recoveries, pay such proceeds, benefits or recoveries to Seller. Upon making a payment to Purchaser in respect of any Losses, Seller will, to the extent of such payment, as applicable and provided Purchaser has not earlier received payments from such Alternative Arrangements or third party be subrogated to all rights of Purchaser pursuant to Alternative Arrangements or against any third party in respect of the Losses to which such payment relates. Purchaser shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. Each party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

ARTICLE XI
MISCELLANEOUS
71.Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by Purchaser and Seller.

72.Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)If to Seller or Real Estate Seller, addressed as follows:
Contech Castings, LLC
21177 Hilltop Drive
Southfield, MI 48033
Attention: Chief Restructuring Officer
Facsimile No.: 248-351-1055
with a copy to:
Contech Castings, LLC
2250 Thunderstick, Ste. 1203
Lexington, KY 40505
Attention: Office of the General Counsel
Facsimile No.: 859-294-9568
(b)If to Purchaser, addressed as follows:
Shiloh Die Cast Midwest LLC
c/o Shiloh Industries, Inc.
880 Steel Drive
Valley City, Ohio 44280
Attention: Ramzi Hermiz, President and Chief Executive Officer
Facsimile No.: 734-354-3179
E-Mail: rhermiz@shiloh.com
with a copy to:
Wegman, Hessler & Vanderburg
6055 Rockside Woods Boulevard, Suite 200
Cleveland, Ohio 44131
Attention: Steven E. Pryatel, Esq.
Facsimile No.: 216-642-8826
E-Mail: sepryatel@wegmanlaw.com
or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.
73.Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
74.Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures.
75.Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither Purchaser nor Seller shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is the result of any action or inaction on the part of the other.
76.Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
77.Binding Agreement. This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
78.Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by Purchaser prior to Closing without the prior written consent of Seller, which shall not be unreasonably withheld. For all purposes hereof, any transfer, sale or disposition of a majority of the capital stock or other voting interest of Purchaser prior to Closing (whether by contract or otherwise) shall be deemed an assignment hereunder. Any purported assignment in contravention of this Section 11.8 shall be null and void.
79.Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their Affiliates and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, the Persons referred to in Sections 5.6, 5.7 and Article X are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement and the Related Agreements.
80.Further Assurances. Upon the reasonable request of Purchaser or Seller, each party will on and after the Closing Date execute and deliver to the other parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the transactions contemplated hereby, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby.
81.Entire Understanding. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements, representations and understandings among the parties.
82.Jurisdiction of Disputes. SUBJECT TO SECTION 10.6 AND SECTION 5.16, IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY

RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT SUBJECT TO SECTION 10.6 AND SECTION 5.16, ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF WILMINGTON, STATE DELAWARE OR FEDERAL COURT FOR THE DISTRICT OF DELAWARE; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 11.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 11.12 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN CINCINNATI, OHIO); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF DELAWARE; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE STATE OF DELAWARE, SATISFACTORY TO THE REPRESENTATIVE AND PARENT, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.2 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
83.WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.
84.Disclosure Schedule. The disclosures in the Disclosure Schedule are to be taken as relating to the representations and warranties of Seller as a whole, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedule. The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to any of Seller or the Business. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.
85.Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
86.Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
87. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
11.18    Further Assurances. Each party will, from time to time after the Closing, upon the reasonable request of another party at the requesting party’s expense, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.
11.19    Access to Books and Records. From and after the Closing, during regular business and with reasonable prior notice, Purchaser agrees to provide Seller with access to the books and records of the Business as Seller shall request in connection with a Seller’s reasonable need for such records in connection with Tax or other financial accounting matters provided such access will not interfere with Purchaser’s Operation of the Business.

11.20    Litigation Assistance. Purchaser and Seller shall cooperate with and assist each other in the prosecution and defense of any litigation arising out of the operation of the Business and shall agree in good faith on a written procedure relating to such cooperation and assistance. Any party requesting the assistance of any other party hereto shall pay the assisting party its reasonable out of pocket costs and expenses incurred by the assisting party (including, but not limited to, attorney and other professional fees, travel costs and expenses) relating to such cooperation and assistance. In the event that any requested cooperation shall entail any extended travel or absence of any parties;’ employees from their customary duties, the parties shall agree upon the amount of additional compensation to be paid to the assisting party, prior to the rendition of any such assistance.
11.21    Bulk Sales Law Waiver. Purchaser and Seller agree to waive compliance with the provisions of any “Bulk Sales” Laws of the State of Delaware and all other states where the Facilities are located, if any, which may otherwise be applicable to the transaction contemplated by this Agreement and Seller agrees to indemnify and hold harmless Purchaser as a result of such waiver of any bulk sales laws.
11.22    Accounts Receivable. Sellers and/or their Affiliates, as applicable, shall deliver and pay to Purchaser, within three (3) Business Days after receipt of any and all cash received by Sellers and/or Affiliates (i) related to the accounts receivable transferred hereunder to Purchaser and (ii) related to any other payment that is properly payable to Purchaser, including, but not limited to, payments from customers of Purchaser that are sent to Sellers’ or an Affiliate’s lockbox or otherwise received by Sellers or an Affiliate. Purchaser shall deliver and pay to Seller, within three (3) Business Days after receipt of any and all cash received by Purchaser related to any payment that is properly payable to Sellers. Purchaser shall apply any payment received from a customer related to the accounts receivable transferred hereunder to Purchaser to accounts receivable for such customer in accordance with the remittance advice received by Purchaser, and if no remittance advice is received, then in reverse chronological order beginning with the oldest account receivable for such customer of all accounts receivable whether created before or after the Closing Date. The above obligations of Sellers and its Affiliates and Purchaser are not subject to any statute of limitations period and shall be absolute obligations hereunder.
11.23    Contech Trademarks and Tradename. Seller covenants and agrees that Seller will not license, covenant not to sue, assign or otherwise transfer or grant any rights to any third parties to utilize the Contech name and/or any registered and/or common law trademarks and tradenames relation to Contech not transferred hereunder (“Contech Trademarks”) unless Seller first provides Purchaser written notice of any such proposal and Purchaser has a period of thirty (30) days from receipt of notice to accept a full and complete assignment of such Contech Trademark(s) proposing to be assigned and/or licensed or transferred without any further consideration related thereto, the parties hereto acknowledging that the consideration set forth in this Agreement being sufficient consideration for any such future transfer and/or assignment of the Contech Trademark, if any, to Purchaser.
11.24    Dowagiac Tooling. Sellers covenant and agree that certain customer tooling and dies related to Seller’s operation of the business are located at Sellers Dowagiac, Michigan facility. Sellers agree to release and cooperate with such customers in the return of such customer tooling and dies to such customers.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SHILOH DIE CAST MIDWEST LLC

By: /s/ Ramzi Hermiz
Name: Ramzi Hermiz
Title: President

CONTECH CASTINGS, LLC

By: /s/ John C. Donato
Name: John C. Donato
Title: Chief Restructuring Officer of Revstone Transportation LLC, The Sole Member of Contech Casting, LLC

CONTECH CASTINGS REAL ESTATE HOLDINGS, LLC

By: /s/ John C. Donato
Name: John C. Donato
Title: Chief Restructuring Officer of Revstone Transportation LLC, The Sole Member of Contech Casting, LLC

List of Schedules

1.	Section 2.1(a)(i): Purchased Equipment and Leased Equipment

2.	Section 2.1(a)(ii): Tangible Personal Property

3.	Section 2.1(a)(iii): Excluded Equipment

4.	Section 2.1(c): Acquired Contracts

5.	Section 2.1(f): Acquired Real Property Leases

6.	Section 2.1(g): Acquired Personal Property Leases

7.	Section 2.1(h): Permits and Licenses

8.	Section 2.1(j): Open Customer Orders

9.	Section 2.1(k): Open Supplier Orders

10.	Section 2.1(l): Receivables

11.	Section 2.1(m): Acquired Intellectual Property Rights

12.	Section 2.2(j): Additional Excluded Assets

13.	Section 2.3(c): Assumed Open Customer Orders

14.	Section 2.3(d): Assumed Accounts Payable

15.	Section 2.3(g): Other Liabilities Assumed

16.	Section 2.6(b): JTEKT and Chrysler Business Adjustment

17.	Section 2.6(c): Net Working Capital Target

18.	Section 2.6(d): Chrysler Equipment Purchase Adjustment

19.	Section 3.4: Consents

20.	Section 3.7: Taxes

21.	Section 3.8: Permits and Licenses

22.	Section 3.10: Insurance

23.	Section 3.11: Employee Matters

24.	Section 3.12: Non-Governmental Consents

25.	Section 3.13(a): Benefit Plans

26.	Section 3.13(b): Employment Contracts

27.	Section 3.14: Litigation

28.	Section 3.15: Intellectual Property

29.	Section 3.16(a): Employees

30.	Section 3.16(b): Employees on Leave

31.	Section 3.17(a): Owned Real Property

32.	Section 3.17(b): Leased Real Property

33.	Section 3.17(c): Written Notice of Violations

34.	Section 3.18: Environmental Matters

35.	Section 3.18(e): Conditions for Violations

36.	Section 3.18(f): Notice of Violation

37.	Section 3.18(g): Hazardous Substances

38.	Section 3.18(i): Specific Substances

39.	Section 3.19: Brokers and Finders

40.	Section 3.20: Severance

41.	Section 3.24: Customers over $10m

42.	Section 3.25: Suppliers

43.	Section 3.26: Product Warranties

44.	Section 3.28: Operation of the Business

45.	Section 5.5(a): Subject Employees

46.	Section 5.5(c): Severance Schedule

47.	Section 5.5(e): Assumed Benefit Plans
48.    Section 5.5(n): Workers Compensation Claims

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT ASSET PURCHASE AGREEMENT (“Amendment”) is made this ___ day of June, 2013, by and among Shiloh Die Cast Midwest LLC, an Ohio limited liability company (“Purchaser”), Contech Castings, LLC, a Delaware limited liability company (“Seller”) and Contech Castings Real Estate Holdings, LLC, a Delaware limited liability company (“Real Estate Seller”) (the “Seller” and the “Real Estate Seller” are sometimes collectively referred to herein as the “Sellers”). Unless otherwise expressly defined in this Amendment, capitalized terms used herein shall have the meaning ascribed to such terms as in the Asset Purchase Agreement. Purchaser and Sellers are sometimes referred to collectively as the “Parties” or individually as a “Party”.
RECITALS
A.The Parties previously entered into that certain Asset Purchase Agreement dated June 11, 2013 (the “APA”);
B.Sellers have disclosed to Purchaser the loss of certain business of the Seller since the execution of the APA in the amount of approximately Five Million Six Hundred Thousand Dollars ($5,600,000);
C.Sellers have further disclosed to Purchaser that it has or will be awarded additional business since the execution of the APA in the amount of approximately Six Million Dollars ($6,000,000); and
D.Based on the foregoing, and other considerations, the Parties mutually desire to amend the APA in accordance with the terms and provisions of this Amendment.
WHEREFORE, based on the foregoing recitals and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties agree as follows:
AMENDMENT
1.    Section 2.6(b) of the APA is amended and restated to read, in its entirety, as follows:
(b)    On the Closing Date, Purchaser shall (A) cause the Escrow Holder to deliver the Deposit (together with all accrued interest thereon) to Seller, and (B) subject to the adjustments hereinafter identified in this Section 2.6(b), pay and deliver, in Good Funds, the balance of the Purchase Price to Seller (and/or directly to Sellers’ secured and/or lien creditors to release the liens against the Purchased Assets), which balance amount together with the Deposit identified in (A) above, shall be Fifty-Four Million Nine Hundred Thousand Dollars ($54,900,000) (“Purchase Price”), less the Deposit and less the sum of the following: accrued interest on the Deposit; the working capital adjustments, as provided in Section 2.6(c); any charges and prorations for which Sellers or the Real Estate Seller are responsible and/or accountable pursuant to Section 2.7(c), excluding however accrued real property taxes for the Facilities in the approximate amount of Five Hundred Seventy-Six Thousand Thirteen and 79/100 Dollars ($576,013.79), which shall be paid by the Sellers and Real Estate Sellers at Closing and thereafter upon verification of such payment reimbursed by the Purchaser to the Seller and Real Estate Seller; the Chrysler Equipment Purchase Adjustment identified in Section 2.6(d) below; all amounts deposited into the various escrow(s) at Closing as provided herein; all amounts listed on Section 2.3(g) of the Disclosure Schedule which are being assumed hereunder by Purchaser; and as applicable, the amounts identified on Section 2.6(b) of the Disclosure Schedule related to the JTEKT and related Chrysler business, and/or other customer/business loss from the execution date of the Agreement through Closing.

2.    Section 2.6(c) of the APA is amended and restated to read, in its entirety, as follows:
(c)    Working Capital Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:
(i)    The Purchase Price assumes that, based on the Seller’s March 31, 2013 balance sheet, the Seller will convey to Purchaser at Closing targeted net working capital of Eleven Million Six Hundred Ninety-Three Thousand Four Hundred Ninety-Eight Dollars ($11,693,498), as calculated on Section 2.6(c) of the Disclosure Schedule (“Net Working Capital Target”). Within seven (7) days of execution of this Amendment, Seller shall calculate, based on the Seller’s May 31, 2013 balance sheet, and in accordance with GAAP consistently applied by Seller in accordance with its historical practices, the estimated Net Working Capital as of May 31, 2013 (the “Estimated Closing Net Working Capital”). To the extent that the Estimated Closing Net Working Capital is less than the Net Working Capital Target, the Purchase Price shall be decreased on a dollar-for-dollar basis on account of the deficiency. Thereafter, at Closing, Seller and Purchaser shall calculate and agree upon the Seller’s actual net working capital (“Final Closing Net Working Capital”), in accordance with GAAP consistently applied by Seller and in accordance with its historical practices. To the extent that the Final Closing Net Working Capital is not greater than One Million Dollars ($1,000,000) less than the Estimated Closing Net Working Capital, there shall be no additional Purchase Price adjustment on account of the deficiency; provided however, to the extent the above referenced decrease in Working Capital is more than One Million Dollars ($1,000,000.00), there shall be a dollar for dollar reduction of the Purchase Price but only for the amount in excess of One Million Dollars ($1,000,000.00). To the extent that the Final Closing Net Working Capital is greater than the Estimated Net Working Capital, there shall be no additional Purchase Price adjustment on account of the excess.
(ii)    [this subsection is deleted in its entirety]
(iii)    Both Purchaser and Sellers shall provide to the other access to all materials used in the calculation of the Final Closing Net Working Capital and shall make their financial staff and advisors available to resolve any disputes as to the calculation Final Closing Net Working Capital.
(iv)    [this subsection with respect to the Working Capital Escrow is deleted in its entirety]
(v)    [this subsection is deleted in its entirety]
(vi)    From the date of this Amendment through Closing:
(A)    Seller will continue to operate its Business in ordinary course from the execution of this Agreement to Closing, and specifically as it relates to its Working Capital (i.e. collecting accounts receivable and paying accounts payable in accordance with the terms in place as of March 30, 2013). Seller further will not extend payment terms to suppliers or attempt to accelerate the collection of receivables from customers ahead of current terms;
(B)    Seller will immediately notify Purchaser of any business events or known changes that could significantly impact the Final Closing Net Working Capital or the Estimated Closing Net Working Capital. Seller further will immediately notify Purchaser of any potential or known changes in Seller’s Working Capital that are not in the ordinary course of Seller’s business;

(C)    Seller agrees to allow Purchaser to monitor the status of Seller’s Net Working Capital as of the May 31, 2013 balance sheet through Closing, and to respond immediately to Purchaser inquiries from time-to-time regarding Seller’s Net Working Capital;
(D)    Seller in good faith agrees to manage Seller’s Net Working Capital with the intent of having the Final Closing Net Working Capital be as close to the Estimated Closing Net Working Capital as possible; and
(E)    Seller agrees not to manage Seller’s Net Working Capital to intentionally and/or knowingly cause the Final Closing Net Working Capital to differ negatively from the Estimated Closing Net Working Capital.
3.    The foregoing amendments to the APA set forth in Paragraphs 1 and 2 herein are predicated upon the receipt by Purchaser of the opportunity to accept purchase or work orders for Nexteer Part Nos. 28262919 and 38000591 at the purchase or work order price proffered by Nexteer, and which price permits a reasonable margin to Purchaser.
4.    The amendments contained in this Amendment shall not, by their making, constitute any Material Adverse Effect under the APA or otherwise constitute any breach of the APA, any warranty or representation contained in the APA, or of any the Disclosure Schedules to the APA, and shall not give rise to any termination event under Article IX of the APA.
5.    To the extent this Amendment deletes or alters any defined terms contained in the APA, or conflicts with any definition of any term contained in the APA, this Amendment shall control.
6.    Except as provided in this Amendment, no other term or provision of the APA is amended, modified, altered or waived, and each such provision shall remain in full force and effect.
7.    This Amendment, together with the APA as modified by this Amendment, set forth the entire agreement and understanding of the Parties hereto, and supersedes any and all prior agreements, arrangements, understandings and representations among the Parties.
[signatures on separate page]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

SHILOH DIE CAST MIDWEST LLC

By: /s/ Ramzi Hermiz
Name: Ramzi Hermiz
Title: President

CONTECH CASTINGS, LLC

By: /s/ John C. Donato
Name: John C. Donato
Title: Chief Restructuring Officer of Revstone Transportation LLC, The Sole Member of Contech Casting, LLC

CONTECH CASTINGS REAL ESTATE HOLDINGS, LLC

By: /s/ John C. Donato
Name: John C. Donato
Title: Chief Restructuring Officer of Revstone Transportation LLC, The Sole Member of Contech Casting, LLC

SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT ASSET PURCHASE AGREEMENT (“Amendment”) is made this ___ day of July, 2013, by and among Shiloh Die Cast Midwest LLC, an Ohio limited liability company (“Purchaser”), Contech Castings, LLC, a Delaware limited liability company (“Seller”) and Contech Castings Real Estate Holdings, LLC, a Delaware limited liability company (“Real Estate Seller”) (the “Seller” and the “Real Estate Seller” are sometimes collectively referred to herein as the “Sellers”). Unless otherwise expressly defined in this Amendment, capitalized terms used herein shall have the meaning ascribed to such terms as in the Asset Purchase Agreement. Purchaser and Sellers are sometimes referred to collectively as the “Parties” or individually as a “Party”.
RECITALS
A.The Parties previously entered into that certain Asset Purchase Agreement dated June 11, 2013, and as thereafter amended by that certain First Amendment to Asset Purchase Agreement dated June 25, 2013 (collectively the “APA”);
B.At the Bankruptcy Court hearing on June 26, 2013, the Bankruptcy Court did not enter the Bankruptcy Order; and
C.Based on the foregoing, and other considerations, the Parties mutually desire to amend the APA in accordance with the terms and provisions of this Amendment.
WHEREFORE, based on the foregoing recitals and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties agree as follows:
AMENDMENT
1.    Section 5.12 of the APA is amended and restated to read, in its entirety, as follows:
5.12    Governmental Approvals. Between the date hereof and the Closing Date, Seller and Purchaser will cooperate to: (a) use commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of any Governmental Authority, including the issuance of the Alternative Bankruptcy Order as set forth in Section 6.4 to consummate the transactions set forth herein; and (b) provide such other information and communications to any Governmental Authority or such authorities that may reasonably request.
2.    Section 7.5 of the APA is amended and restated to read, in its entirety, as follows:
7.5    Customer Agreements. Sellers shall have obtained agreements with its customers Chrysler, Ford and Nexteer, satisfactory to Sellers, in their sole discretion, with respect to the sales support of the Sellers ("Customer Agreements") on or before the Bankruptcy Court hearing date with respect to the Alternative Bankruptcy Order. If the Sellers fail to obtain the Customer Agreements on or before the Bankruptcy Court hearing date, then Sellers have the option to, in writing, either (a) waive this condition to Closing, or (b) terminate this Agreement, at which time the Deposit shall be fully refunded to Purchaser.
3.    Section 6.4 of the APA is amended and restated to read, in its entirety, as follows:
6.4    Court Approval/Waiver. On June 26, 2013, the Bankruptcy Court in the Bankruptcy Case did not rule upon or enter an order in substantially the same form and substance as set forth in the motion and related order attached hereto as Exhibit 6.4, and as requested by Sellers and Sellers’ parent Revstone (the “Bankruptcy Order”). As a result of the failure to obtain the Bankruptcy Order on June 26,

2013 as provided above, the Sellers and the Purchaser agree as follows. Sellers and Revstone shall use diligent and commercially reasonable efforts on or before July 18, 2013 to obtain either a comparable or a modified and/or reduced Alternative Bankruptcy Order as hereinafter defined, and as mutually agreed to by the Parties as hereinafter provided, and which Alternative Bankruptcy Order shall upon agreement, be attached to this Amendment as Revised Exhibit 6.4 (the “Alternative Bankruptcy Order”); provided, however, that the issuance of a final, non-appealable Alternative Bankruptcy Order shall not be a condition to Closing hereunder. Upon agreement to the Alternative Bankruptcy Order, the Parties shall also agree upon the amount of the increase in the General Escrow as provided in Section 6.14, below, which increase shall be at least Two Hundred Fifty Thousand Dollars ($250,000), for a total of One Million Two Hundred Fifty Thousand Dollars ($1,250,000). If the Bankruptcy Court, whether based on a decision on the merits or otherwise, rules against entry of the Alternative Bankruptcy Order, abstains from entry of the Alternative Bankruptcy Order, or expressly disapproves of the relief requested in the Alternative Bankruptcy Order, then the General Escrow, at Closing, shall be increased to a total of Three Million Dollars ($3,000,000) as provided in Section 6.14 below. If the Bankruptcy Court, on or before July 18, 2013, issues the Alternative Bankruptcy Order, but changes the Alternative Bankruptcy Order from the form and substance of the Alternative Bankruptcy Order attached as Revised Exhibit 6.4 such that it is materially less protective as to adversely effect or be reasonably likely to adversely effect Purchaser, as reasonably and objectively determined by the Purchaser and Seller, then the General Escrow shall be increased by One Million Dollars ($1,000,000) as provided in Section 6.14 below; provided, however, under no circumstances shall such increase cause the General Escrow to exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000). If there is a reasonable, good faith disagreement between Purchaser and Seller as to whether the entered Alternative Bankruptcy Order is “materially less protective as to adversely effect or be reasonably likely to adversely effect Purchaser” (the “Materiality Dispute”), then the additional One Million Dollars ($1,000,000) shall be placed into the General Escrow, which sum may not be used or otherwise disbursed pending the resolution of the Materiality Dispute either by order of a court of competent jurisdiction or the mutual written consent of the Parties.
4.    Section 6.14 of the APA is amended and restated to read, in its entirety, as follows:
6.14    General Escrow. Subject to Section 6.4, above, if applicable, the Sellers and the Purchaser further agree to escrow on the Closing Date from the proceeds, up to an additional Two Million Dollars ($2,000,000)(“Additional Escrow Funds”), for a total General Escrow of Three Million Dollars ($3,000,000), to be utilized by the Purchaser after the Closing for the satisfaction of the obligations and/or liabilities of the Sellers under this Agreement (the “General Escrow”). Except as hereinafter provided, claims against the General Escrow may only be made by Purchaser after which time as there has accrued or been asserted against or by Purchaser or any of its Affiliates, obligations and/or liabilities and/or Losses aggregating an amount exceeding Five Hundred Sixty Thousand Dollars ($560,000) (the “General Escrow Threshold Amount”). Except as hereinafter provided, in calculating the General Escrow Threshold Amount, only individual claims and/or Losses in excess of Ten Thousand Dollars ($10,000) (the “Minimum Escrow Claim Amount”) may be aggregated to meet the General Escrow Threshold Amount; and after meeting the General Escrow Threshold Amount, claims and/or Losses against the General Escrow shall revert back to and start at Dollar One ($1) for all claims and/or Losses and the General Escrow shall be available for such purposes. Other than amounts and time periods as provided in this Section 6.14, such General Escrow shall generally be consistent with the terms and conditions of the Deposit escrow as identified in Section 2.6(a). Notwithstanding the above, the parties agree that there shall be no General Escrow Threshold Amount or Minimum Escrow Claim Amount for any claims, including claims for indemnification, or Losses incurred (including defense costs and expenses), by or against or naming the Purchaser or any of its Affiliates attributable to, related to or resulting from any suits or actions taken by the Unsecured Creditors Committee in the Bankruptcy Case (the “UCC”), Boston Finance Group, LLC (“BFG”) or any other third party who files an objection to the Alternative Bankruptcy Order (the “Concerned Creditors Claims”) and Purchaser

shall be reimbursed from the General Escrow for all Concerned Creditors Claims on a Dollar One ($1.00) basis. For purposes of clarity, the Additional Escrow Funds shall be utilized solely to satisfy Concerned Creditor Claims while the remaining General Escrow may be utilized to satisfy any indemnification claims by the Purchaser. The term of the General Escrow shall be twenty-four (24) months subsequent to Closing (the “General Escrow Period”), subject to adjustment as hereinafter provided. If at the end of the first twelve (12) months of the General Escrow Period, no individual claim or Loss against or by the Purchaser has been made equal to or greater than the Minimum Claim Amount and there are no Concerned Creditors Claims, then fifty percent (50%) of the balance remaining in the General Escrow shall be released to Sellers; and if at the end of the General Escrow Period there are any funds remaining in the General Escrow, and no claim or Loss against or by Purchaser has been made equal to or greater than the Minimum Claim Amount and there are no Concerned Creditor Claims, such General Escrow shall be released to Sellers. Pursuant to Section 6.4 of this Agreement, as provided in this Amendment, the Parties agree that if the Bankruptcy Court, based upon a decision on the merits, rules against entry of the Alternative Bankruptcy Order, expressly disapproves of the relief requested in the Alternative Bankruptcy Order, or abstains from ruling on the entry of the Alternative Bankruptcy Order, the Parties shall proceed to Closing subject to the other terms and conditions of this Agreement, and the General Escrow shall be increased to a total of Three Million Dollars ($3,000,000). If, pursuant to Section 6.4, the Bankruptcy Court enters an Alternative Bankruptcy Order, but changes the Alternative Bankruptcy Order from the form and substance agreed to in Revised Exhibit 6.4 such that it is materially less protective so as to adversely effect or be reasonably likely to adversely effect Purchaser, as reasonably and objectively determined by the Purchaser and Seller, the Parties shall proceed to Closing subject to the other terms and conditions of this Agreement, and this General Escrow shall only be increased to a total of no more than Two Million Two Hundred Fifty Thousand Dollars ($2,250,000).
5.    Section 6.16 of the APA is deleted in its entirety.
6.    Section 9.1(g) of the APA is deleted in its entirety.
7.    The amendments contained in this Amendment shall not, by their making, constitute any Material Adverse Effect under the APA or otherwise constitute any breach of the APA, any warranty or representation contained in the APA, or of any the Disclosure Schedules to the APA, and shall not give rise to any termination event under Article IX of the APA.
8.    To the extent this Amendment deletes or alters any defined terms contained in the APA, or conflicts with any definition of any term contained in the APA, this Amendment shall control.
9.    Except as provided in this Amendment, no other term or provision of the APA is amended, modified, altered or waived, and each such provision shall remain in full force and effect.
10.    This Amendment, together with the APA as modified by this Amendment, set forth the entire agreement and understanding of the Parties hereto, and supersedes any and all prior agreements, arrangements, understandings and representations among the Parties.
[signatures on separate page]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

SHILOH DIE CAST MIDWEST LLC

By: /s/ Ramzi Hermiz
Name: Ramzi Hermiz
Title: President

CONTECH CASTINGS, LLC

By: /s/ John C. Donato
Name: John C. Donato
Title: Chief Restructuring Officer of Revstone Transportation LLC, The Sole Member of Contech Casting, LLC

CONTECH CASTINGS REAL ESTATE HOLDINGS, LLC

By: /s/ John C. Donato
Name: John C. Donato
Title: Chief Restructuring Officer of Revstone Transportation LLC, The Sole Member of Contech Casting, LLC